As filed with the Securities and Exchange Commission on November 15, 2007

Registration No. 333-[            ]

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	6712	04-2976299
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Ten Post Office Square

Boston, Massachusetts 02109

(617) 912-1900

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Timothy L. Vaill, Chief Executive Officer

Boston Private Financial Holdings, Inc.

Ten Post Office Square

Boston, Massachusetts 02109

(617) 912-1900

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

William P. Mayer, Esq.

Paul W. Lee, Esq.

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109-2881

(617) 570-1000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
3.00% Contingent Convertible Senior Notes due 2027	$287,500,000(1)	100%(2)	$287,500,000	$8,827
Common Stock, no par value per share	7,400,000(3)	—	—	—(4)

(1)	Equals the aggregate principal amount of the Company’s 3.00% Contingent Convertible Senior Notes due 2027 originally issued on July 5, 2007.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(3)	Under the net share settlement feature of the notes, upon conversion we will issue shares of our common stock in an amount and to the extent the conversion value of the notes exceeds $1,000 per note. The exact number of shares, if any, that may be issued cannot be determined at this time. The number of shares being registered represents the number of shares of common stock that may be issued upon conversion of the notes registered hereby, as established by the indenture for the notes. Pursuant to Rule 416 under the Securities Act, the number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued as a result of stock splits, stock dividends, recapitalizations, or similar events.
(4)	The shares of common stock issuable upon conversion of the notes will be issued for no additional consideration, and therefore no registration fee will be required pursuant to Rule 457(i).

Prospectus

$287,500,000

3.00% Contingent Convertible Senior Notes due 2027 and Shares of

Common Stock Issuable Upon Conversion of the Notes

This prospectus relates to resales of our 3.00% Contingent Convertible Senior Notes due 2027, which are referred to in this prospectus as the “notes,” and the shares of our common stock that may be issued upon conversion of the notes. The notes initially were sold to qualified institutional buyers in a private offering in reliance on Rule 144A of the Securities Act of 1933. This prospectus will be used by selling securityholders to resell their notes and shares of our common stock issuable upon conversion of their notes. We will not receive any proceeds from the resale of our notes or common stock by the selling securityholders.

We will pay interest on the notes on January 15 and July 15 of each year, beginning on January 15, 2008. The notes mature on July 15, 2027. You may convert your notes prior to the maturity date into cash and, if applicable, shares of our common stock in the following circumstances:

•

during any fiscal quarter commencing after September 30, 2007, and only during such fiscal quarter, if our common stock price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the fiscal quarter preceding the quarter in which the conversion occurs is more than 130% of the conversion price of the notes in effect on that 30th trading day;

•	if we have called the particular notes for redemption and the redemption has not yet occurred;

•

during the five consecutive business-day period following any five consecutive trading-day period in which the trading price for the notes for each day of that period was less than 98% of our common stock price for each day of that period multiplied by the then current conversion rate;

•	upon the occurrence of specified corporate transactions including certain fundamental changes; or

•	during the 30 days prior to, but excluding, any scheduled repurchase date or the maturity date.

You may convert your notes into cash and, if applicable, shares of our common stock at an initial conversion price per share of $33.37, which represents a conversion rate of approximately 29.9670 shares of common stock per $1,000 principal amount of notes. Upon conversion of notes, we will pay an amount in cash per note equal to the lesser of (i) $1,000, and (ii) the conversion value, determined in the manner set forth in this prospectus. If the conversion value exceeds $1,000, we also will deliver, at our election, cash or shares of our common stock or a combination of cash and common stock in an amount equal to the excess of the conversion value over $1,000. If a holder elects to convert its notes in connection with a corporate transaction occurring on or prior to July 15, 2009 that constitutes a fundamental change, we will decrease the conversion rate by a number of shares of conversion stock determined as described in this prospectus. Our common stock is listed on the Nasdaq Global Select Market under the symbol “BPFH.” The closing price of our common stock on November 14 was $27.75 per share.

We may redeem all or a portion of the notes for cash on or after July 16, 2009, at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest and additional interest, if any, to, but excluding, the redemption date. You may require us to repurchase all or a portion of your notes for cash on July 15, 2009, October 15, 2009, January 15, 2010, April 15, 2010, July 15, 2010, July 15, 2012, July 15, 2017, and July 15, 2022 for a repurchase price equal to 100% of the principal amount of the notes plus accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date. You may require us to purchase all or a portion of your notes for cash upon the occurrence of a fundamental change at a purchase price equal to 100% of the principal amount of notes plus accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date.

The notes are our general, unsecured obligations and rank equally in right of payment with all our existing and future unsecured, unsubordinated debt and senior-in right of payment to any future subordinated indebtedness that we may incur. The notes are effectively subordinated to all of our existing and future secured indebtedness and structurally subordinated to any liabilities and other indebtedness of our subsidiaries.

We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. The notes as originally issued in a private placement to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended, are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages (“PORTAL”) system of the National Association of Securities Dealers, Inc. However, notes sold pursuant to this prospectus will no longer be eligible for trading in the PORTAL.

Investing in the notes and the common stock issuable upon conversion of the notes involves risks. See “ Risk Factors” beginning on page 6 of this prospectus.

These securities are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state or foreign securities commission or regulatory authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 15, 2007.

(i)

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission under which the selling securityholders named under the caption “Selling Securityholders” in this prospectus and as supplemented by any accompanying prospectus supplement may sell the securities described in this prospectus from time to time in one or more offerings. This prospectus provides you with a general description of those securities. The prospectus supplements may add, update or change information contained in this prospectus. You should read this prospectus and any applicable prospectus supplements together with the additional information described under the heading “Where You Can Find More Information.”

As used in this prospectus and in any prospectus supplement, the terms “Boston Private,” “we,” “our,” and “us” refer to Boston Private Financial Holdings, Inc. and our consolidated subsidiaries, unless the context indicates otherwise. This prospectus includes our trademarks and other tradenames identified herein. All other trademarks and tradenames appearing in this prospectus are the property of their respective holders.

You should rely only on the information contained in this prospectus, any applicable prospectus supplements, or incorporated by reference in this prospectus and in any applicable prospectus supplements. We have not authorized anyone to provide you with information that is different. The information in this prospectus and in any prospectus supplement may be accurate only as of the date of the document.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus, in any related prospectus supplement and in information incorporated by reference into this prospectus and any related prospectus supplement that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements include statements relating to our strategy, effectiveness of investment programs, evaluations of future interest rate trends and liquidity, expectations as to growth in assets, deposits and results of operations, receipt of regulatory approval for pending acquisitions, success of acquisitions, future operations, market position, financial position, and prospects, plans and objectives of management.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, and could be affected by many factors including, among other things, changes in general economic and business conditions and the risks and other factors set forth in the “Risk Factors” section of this prospectus, and in the documents that are incorporated by reference into this prospectus. Because of these and other uncertainties, our actual future results, performance or achievements, or industry results, may be materially different from the results indicated by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results. You should not place undue reliance on any forward-looking statements, which speak only as of the dates on which they were made. We are not undertaking an obligation to update these forward-looking statements, even though our situation may change in the future, except as required under federal securities law. We qualify all of our forward-looking statements by these cautionary statements.

SUMMARY

The following summary may not contain all the information that may be important to you or that you should consider before deciding to purchase any notes or shares of our common stock, and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this prospectus. You should read the entire prospectus, especially the risks set forth under the heading “Risk Factors” in this prospectus, as well as the financial and other information incorporated by reference in this prospectus, before making an investment decision.

Boston Private Financial Holdings, Inc.

Boston Private is a wealth management company that offers comprehensive financial services to high net worth individuals, their companies and selected institutions. Boston Private seeks to capitalize on growth in the wealth management sector by targeting affluent regions and offering localized service. Boston Private believes the high net worth market continues to be characterized by attractive demographics because of the strong rate of growth in the number of high net worth individuals, growth in assets controlled by high net worth individuals, and the significant transition of wealth expected over the next decade. Its clients have complex financial situations and Boston Private seeks to be their trusted advisor by offering wealth management solutions through a high-touch, relationship-driven approach. Its core strategy can be described as follows:

•

Target the newly affluent. Boston Private offers financial services to the newly affluent at each stage of the typical financial life cycle. In the early stages, these services typically take the form of debt products—residential “jumbo” mortgages or commercial loans to privately owned businesses. In the latter stages, Boston Private offers asset management services and, in between, it offers financial planning services such as tax planning, estate planning, and asset allocation consulting. Finally, Boston Private expects these clients to migrate to its fiduciary services over time.

•

Build presence in attractive geographic markets through acquisitions and organic growth. Boston Private intends to expand its franchise to additional centers of intellectual and investment capital in the United States. These areas are conducive to new business formation and therefore the creation of new wealth. Boston Private currently has a presence in New England with its subsidiaries Boston Private Bank & Trust Company (“Boston Private Bank”), Westfield Capital Management Company LLC (“Westfield”), RINET Company, LLC (“RINET”), Boston Private Value Investors, Inc. (“BPVI”), and Anchor Capital Holdings, LLC (“Anchor”); in Northern California with its subsidiaries Borel Private Bank & Trust Company (“Borel”) and Sand Hill Advisors, Inc. (“Sand Hill”) and its investment in Bingham, Osborn & Scarborough, LLC (“BOS”); in Southern California with its subsidiary First Private Bank & Trust (“FPB”); in the New York Metropolitan Region with its subsidiaries Dalton, Greiner, Hartman, Maher & Co., LLC (“DGHM”) and KLS Professional Advisors Group, LLC (“KLS”); in the Pacific Northwest with its subsidiary Charter Bank (“Charter”) and with its investment in Coldstream Holdings, Inc., parent company of Coldstream Capital Management, Inc. (together, “Coldstream Holdings”); and in southern Florida with its subsidiary Gibraltar Private Bank & Trust Company (“Gibraltar”). In the fourth quarter of 2006, Gibraltar opened a private banking office in New York City. As Boston Private continues to grow, it will look to enter other attractive markets which may include Denver, Chicago, Austin/Ft. Worth, Atlanta and/ or the Mid-Atlantic.

•

Develop regional clusters. Within each of the regions that Boston Private targets, it intends to offer three key services: private banking, investment management and wealth advisory. A regional cluster will be composed of three or more affiliates, each with a focus on one of these services. Through a cluster approach, Boston Private believes it is better able to deepen client relationships by expanding its service offering within a region to meet the specialized needs of wealthy clients.

•

Maintain decentralized management. Boston Private believes that its affluent clients respond to localized relationship management and take comfort in having their trusted financial advisor within close proximity. By keeping local management in place and giving them the autonomy to run their businesses with centralized support from Boston Private’s management team, Boston Private maintains the benefit of an affiliate’s local reputation while leveraging its expertise. Through this strategy, Boston Private believes it is better able to build high-touch, service-oriented relationships with its clients.

Boston Private was incorporated in Massachusetts in 1987 and is a registered bank holding company under the Bank Holding Company Act. Its address is Ten Post Office Square, Boston, Massachusetts 02109 and its telephone number at that location is (617) 912-1900. You can find additional information regarding Boston Private in Boston Private’s filings with the SEC referenced in the section of this document titled “Where You Can Find More Information” beginning on page 55.

The Notes

The following summary is not a complete description of the notes. You should read the full text and more specific details contained elsewhere in this prospectus. For a more detailed description of the notes and our common stock issuable upon conversion of the notes, see the sections entitled “Description of Notes” and “Description of Capital Stock” in this prospectus.

Securities Offered	$287,500,000 aggregate principal amount of 3.00% Contingent Convertible Senior Notes due July 15, 2027.

Maturity	July 15, 2027.

Interest	The notes will bear interest at an annual rate of 3.00%.

Interest Payment Dates	Interest is payable on January 15 and July 15 of each year, beginning January 15, 2008.

Conversion Rights	Under the circumstances discussed below, you may surrender your notes for conversion, in whole or in part, into cash and, if applicable, shares of our common stock at any time before the close of business on the maturity date, unless your notes have been previously redeemed or repurchased. You may convert your notes only in the following circumstances:

•        during any fiscal quarter commencing after September 30, 2007, and only during such fiscal quarter, if the common stock price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the fiscal quarter preceding the quarter in which the conversion occurs is more than 130% of the conversion price of the notes in effect on that 30th trading day;

• if we have called the particular notes for redemption and the redemption has not yet occurred;

•        during the five consecutive business-day period following any five consecutive trading-day period in which the trading price for the notes for each day of that period was less than 98% of our common stock price for each day of that period multiplied by the then current conversion rate;

•        upon the occurrence of specified corporate transactions, including certain fundamental changes, described under “Description of Notes—Conversion Rights—Conversion Upon Specified Corporate Transactions”; or

• during the 30 days prior to, but excluding, any scheduled repurchase date or the maturity date.

Upon the occurrence of any of the circumstances described above, you may convert your notes into cash and, if applicable, shares of our common stock at an initial conversion price per share of $33.37, which represents a conversion rate of approximately 29.9670 shares of common stock per $1,000 principal amount of notes.

Upon conversion of each $1,000 principal amount of notes, a holder will receive an amount in cash per note equal to the lesser of (i) $1,000, or (ii) the conversion value, determined in the manner set forth in this prospectus. If the conversion value exceeds $1,000, we also will deliver, at our election, cash or shares of our common stock or a combination of cash and common stock with respect to the value of such excess amount. See “Description of Notes—Conversion Rights—Payment Upon Conversion.”

The conversion price will be subject to adjustment in certain circumstances. See “Description of Notes—Conversion Rights—Conversion Price Adjustments.”

If you elect to convert your notes in connection with a corporate transaction that occurs on or prior to July 15, 2009 that constitutes a “fundamental change,” as defined in “Description of Notes – Repurchases at Option of Holders Upon a Fundamental Change,” we will decrease the conversion price to increase the conversion rate by a number of shares of common stock. However, in no event shall the aggregate number of shares of our common stock issued upon conversion exceed 7,400,000 shares, subject to proportional adjustments. See “Description of Notes—Conversion Rights—Conversion Upon Specified Corporate Transactions” and “—Adjustment to Conversion Price Upon Certain Fundamental Changes.”

Ranking	The notes are our senior unsecured obligations and rank equally in right of payment with all of our existing and future unsubordinated, unsecured indebtedness. The notes are effectively subordinated in right of payment to our existing and future secured indebtedness to the extent of such security, and structurally subordinated to any liabilities and other indebtedness of our subsidiaries.

Optional Redemption	We may redeem all or a portion of your notes for cash on or after July 16, 2009, at a redemption price equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest and additional interest, if any, to, but excluding, the redemption date.

See “Description of Notes—Optional Redemption of the Notes.”

Repurchase of Notes at the Option of the Holder	You may require us to repurchase all or a portion of your notes for cash on July 15, 2009, October 15, 2009, January 15, 2010, April 15, 2010, July 15, 2010, July 15, 2012, July 15, 2017 and July 15, 2022 for a repurchase price equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date. See “Description of Notes—Repurchase of Notes at the Option of the Holder.”

Repurchase at Option of Holders Upon a Fundamental Change	Upon a “fundamental change,” as defined in “Description of Notes—Repurchase at Option of Holders Upon a Fundamental Change,” you may require us to repurchase your notes for cash at a repurchase price equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date. See “Description of Notes—Repurchase at Option of Holders Upon a Fundamental Change.”

Sinking Fund	None.

Use of Proceeds	We will not receive any of the proceeds upon resale of the notes, or upon issuance of common stock upon conversion of the notes or any resales of such common stock.

Events of Default	The following will be events of default under the indenture for the notes:

•        we fail to pay principal of any note, when it becomes due and payable, at the stated maturity, upon acceleration, upon redemption upon the occurrence of a fundamental change or repurchase, or otherwise;

• we fail to pay any interest, including any additional interest, if any, on any note when due, which failure continues for 30 days;

• we fail to comply with our obligation to convert any notes into cash and, if applicable, shares of our common stock as provided pursuant to the indenture, which failure continues for 15 days;

• we fail to provide timely notice of a fundamental change;

• we fail to perform any other covenant in the indenture, which failure continues for 60 days following notice as provided in the indenture;

•        any indebtedness under any bonds, debentures, notes or other evidences of indebtedness for money borrowed, or any guarantee thereof, by us or any of our subsidiaries, in an aggregate principal amount in excess of $15 million is not paid when due either at its stated maturity or upon acceleration thereof, and such indebtedness is not discharged, or such acceleration is not rescinded or annulled, within a period of 30 days after notice as provided in the indenture; and

• certain events of bankruptcy, insolvency or reorganization involving us or any of our significant subsidiaries.

See “Description of Notes—Events of Default.”

Trading	The notes have not been listed on any securities exchange or included in any automated quotation system. The notes were initially eligible for trading in The Portal Market of the National Association of Securities Dealers, Inc. Notes sold, however, pursuant to this prospectus will no longer be eligible for trading in The Portal Market. Our common stock is listed on the Nasdaq Global Select Market under the symbol “BPFH.”

Registration Rights Agreement	We have entered into a registration rights agreement with the initial purchasers of the notes pursuant to which we have filed a shelf registration statement with the SEC (of which this prospectus forms a part) with respect to the notes and the common stock issuable upon conversion of the notes. We have agreed to use our reasonable efforts to keep the shelf registration effective until there are no longer any registrable securities, as defined in “Description of the Notes—Registration Rights.” If we fail to comply with certain of our obligations under the registration rights agreement, additional interest will be payable on the notes. See “Description of Notes—Registration Rights.”

Governing Law	The indenture, the notes and the registration rights agreement are governed by the laws of the State of New York.

Risk Factors	See “Risk Factors” for a discussion of factors that should be considered with respect to an investment in the notes.

Ratio of Earnings to Fixed Charges	See “Ratio of Earnings to Fixed Charges” for our consolidated ratios of earnings to fixed charges.

RISK FACTORS

An investment in the notes and shares of our common stock that may be issued upon conversion of the notes involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained or incorporated by reference in this prospectus, including risks related to our business under “Risk Factors” set forth under Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as updated by our Quarterly Reports on Form 10-Q, before making a decision to invest in the notes or our common stock.

Risks Related to Our Business

Boston Private’s business strategy contemplates significant growth and there are challenges and risks inherent in such a growth strategy.

In recent years, Boston Private has experienced rapid growth, both due to the expansion of its existing businesses as well as acquisitions. Among the challenges facing Boston Private is the ongoing need to continue to maintain and develop an infrastructure appropriate to support such growth, including in the areas of management personnel, systems, compliance, and risk management, while taking steps to ensure that the related expense incurred is commensurate with the growth in revenues. Accordingly, there is risk inherent in Boston Private’s pursuit of a growth strategy that revenue will not be sufficient to support such expense and generate profitability at the levels Boston Private has historically achieved. A significant decrease in revenues or increases in costs could adversely affect Boston Private’s results of operations or financial condition.

In connection with Boston Private’s recent acquisitions and to the extent that Boston Private acquires other companies in the future, Boston Private’s business may be negatively impacted by certain risks inherent in such acquisitions.

Boston Private has in the past considered, and will in the future continue to consider, the acquisition of other banking, investment management, and wealth advisory companies. To the extent that Boston Private acquires other companies in the future, its business may be negatively impacted by certain risks inherent in such acquisitions. These risks include, but are not limited to, the following:

•	the risk that Boston Private will incur substantial expenses in pursuing potential acquisitions without completing such acquisitions;

•	the risk that Boston Private may lose key clients of the acquired business as a result of the change of ownership to Boston Private;

•	the risk that the acquired business will not perform in accordance with Boston Private’s expectations;

•

the risk that difficulties will arise in connection with the integration of the operations of the acquired business with the operations of Boston Private’s private banking, investment management, or wealth advisory businesses, particularly to the extent Boston Private is entering new geographic markets;

•

the risk that Boston Private will need to make significant investments in infrastructure, controls, staff, emergency backup facilities or other critical business functions that become strained by its growth;

•	the risk that management will divert its attention from other aspects of Boston Private’s business;

•	the risk that Boston Private may lose key employees of the acquired business;

•	the risk that unanticipated costs relating to potential acquisitions could reduce Boston Private’s earnings per share;

•	the risk associated with entering into geographic and product markets in which Boston Private has limited or no direct prior experience;

•	the risk that Boston Private may assume unanticipated liabilities of the acquired company as a result of the acquisition; and

•	the risk that an acquisition will dilute Boston Private’s earnings per share, in both the short and long term, or that it will reduce Boston Private’s tangible capital ratios.

As a result of these risks, any given acquisition, if and when consummated, may adversely affect Boston Private’s results of operations or financial condition. In addition, because the consideration for an acquisition may involve cash, debt or the issuance of shares of Boston Private’s stock and may involve the payment of a premium over book and market values, existing shareholders may experience dilution in connection with an acquisition.

Attractive acquisition opportunities may not be available to Boston Private in the future.

Boston Private will continue to consider the acquisition of other businesses. However, Boston Private may not have the opportunity to make suitable acquisitions on favorable terms in the future, which could negatively impact the growth of Boston Private’s business. Boston Private expects that other banking and financial companies, many of which have significantly greater resources than Boston Private does, will compete with Boston Private to acquire compatible businesses. This competition could increase prices for acquisitions that Boston Private would likely pursue. Also, acquisitions of regulated businesses such as banks are subject to various regulatory approvals. Failure to maintain regulatory compliance of regulations such as the Bank Secrecy Act could make regulatory approvals difficult to obtain. If Boston Private fails to receive the appropriate regulatory approvals, Boston Private will not be able to consummate an acquisition that Boston Private believes is in its best interests.

If Boston Private is required to write down goodwill and other intangible assets, its financial condition and results of operations would be negatively affected.

When Boston Private acquires a business, a substantial portion of the purchase price of the acquisition is allocated to goodwill and other identifiable intangible assets. The amount of the purchase price which is allocated to goodwill and other intangible assets is determined by the excess of the purchase price over the net identifiable assets acquired. Under current accounting standards, if Boston Private determines that goodwill or intangible assets are impaired, Boston Private will be required to write down the value of these assets. Boston Private conducts an annual review to determine whether goodwill and other identifiable intangible assets are impaired.

Goodwill is tested for impairment annually in the fourth quarter at the reporting unit level. An impairment test also could be triggered between annual testing dates if an event occurs or circumstances change that would more likely than not reduce the fair value below the carrying amount. Examples of those events or circumstances would include the following:

•	Significant adverse change in business climate;

•	Significant unanticipated loss of clients/assets under management;

•	Unanticipated loss of key personnel;

•	Sustained periods of poor investment performance;

•	Significant loss of deposits or loans;

•	Significant reductions in profitability; or

•	Significant changes in loan credit quality.

Boston Private cannot assure you that we will not be required to take an impairment charge in the future. Any impairment charge would have a negative effect on Boston Private’s shareholders’ equity and financial results.

Boston Private may not be able to attract and retain banking customers at current levels.

Competition in the local banking industry coupled with Boston Private’s relatively small size may limit the ability of Boston Private’s banking subsidiaries to attract and retain banking customers.

In particular, the competitors of Boston Private’s subsidiary banks include several major financial companies whose greater resources may afford them a marketplace advantage by enabling them to maintain numerous banking locations and mount extensive promotional and advertising campaigns. Additionally, banks and other financial institutions with larger capitalization and financial intermediaries not subject to bank regulatory restrictions have larger lending limits and are thereby able to serve the credit and investment needs of larger customers. Areas of competition include interest rates for loans and deposits, efforts to obtain deposits and range and quality of services provided. Boston Private’s banks also face competition from out-of-state financial intermediaries which have opened low-end production offices or which solicit deposits in their respective market areas.

Because Boston Private’s banks maintain smaller staffs and have fewer financial and other resources than the larger institutions with which they compete, they may be limited in their ability to attract customers. In addition, some of the banks’ current commercial banking customers may seek alternative banking sources as they develop needs for credit facilities larger than Boston Private’s banks can accommodate.

If, however, Boston Private’s banks are unable to attract and retain banking customers, they may be unable to continue their loan growth and their results of operations and financial condition could be negatively impacted.

Defaults in the repayment of loans may negatively impact Boston Private’s business.

A borrower’s default on its obligations under one or more of Boston Private’s banks’ loans may result in lost principal and interest income and increased operating expenses as a result of the allocation of management time and resources to the foreclosure and collection or restructuring of the loan.

In certain situations, where collection efforts are unsuccessful or acceptable work-out arrangements cannot be reached, Boston Private’s banks may have to write-off the loan in whole or in part. In such situations, the banks may acquire real estate or other assets, if any, which secure the loan through foreclosure or other similar available remedies. In such cases, the amount owed under the defaulted loan often exceeds the value of the assets acquired.

The management of Boston Private periodically makes a determination of an allowance for loan losses based on available information, including the quality of the banks’ loan portfolios, certain economic conditions, and the value of the underlying collateral and the level of their non-accruing loans. Provisions to this allowance result in an expense for the period. If, as a result of general economic conditions or an increase in defaulted loans, management determines that additional increases in the allowance for loan losses are necessary, the banks will incur additional expenses.

In addition, bank regulatory agencies periodically review Boston Private’s banks’ allowances for loan losses and the values they attribute to real estate acquired through foreclosure or other similar remedies. Such regulatory agencies may require Boston Private’s banks to adjust their determination of the value for these items. These adjustments could negatively impact Boston Private’s results of operations or financial condition.

A downturn in local economies or real estate markets could negatively impact Boston Private’s banking business.

A downturn in the local economies or real estate markets could negatively impact Boston Private’s banking business. Primarily, Boston Private’s banks serve individuals and smaller businesses located in the following geographic regions: eastern Massachusetts, northern California, southern California, greater Seattle and southern Florida. In addition, Gibraltar has recently opened an office in New York City. The ability of the banks’ customers to repay their loans is impacted by the economic conditions in these areas.

The banks’ commercial loans are generally concentrated in the following customer groups:

•	real estate developers and investors;

•	financial service providers;

•	technology companies;

•	manufacturing and communications companies;

•	professional service providers;

•	general commercial and industrial companies; and

•	individuals.

Boston Private’s banks’ commercial loans, with limited exceptions, are secured by real estate (usually income producing residential and commercial properties), marketable securities or corporate assets (usually accounts receivable, equipment or inventory). Substantially all of Boston Private’s banks’ residential mortgage and home equity loans are secured by residential property. Consequently, Boston Private’s banks’ ability to continue to originate real estate loans may be impaired by adverse changes in local and regional economic conditions in the real estate markets, or by acts of nature, including earthquakes and flooding. Due to the concentration of real estate collateral, these events could have a material adverse impact on the ability of the borrowers of Boston Private’s banks to repay their loans and affect the value of the collateral securing these loans.

Environmental liability associated with commercial lending could result in losses.

In the course of their business, Boston Private’s banks may acquire, through foreclosure, properties securing loans they have originated or purchased which are in default. Particularly in commercial real estate lending, there is a risk that hazardous substances could be discovered on these properties. In this event, Boston Private, or Boston Private’s banks, might be required to remove these substances from the affected properties at Boston Private’s sole cost and expense. The cost of this removal could substantially exceed the value of affected properties. Boston Private may not have adequate remedies against the prior owner or other responsible parties and could find it difficult or impossible to sell the affected properties. These events could have an adverse effect on Boston Private’s business, results of operations and financial condition.

Fluctuations in interest rates may negatively impact Boston Private’s banking business.

Fluctuations in interest rates may negatively impact the business of Boston Private’s banks. The main source of income from operations for Boston Private’s banks is net interest income, which is equal to the difference between the interest income received on interest bearing assets (usually loans and investment securities) and the interest expense incurred in connection with interest bearing liabilities (usually deposits and borrowings). These rates are highly sensitive to many factors beyond Boston Private’s control, including general economic conditions, both domestic and foreign, and the monetary and fiscal policies of various governmental and regulatory authorities. The net interest income for Boston Private’s banks can be affected significantly by changes in market interest rates. Changes in relative interest rates may reduce the net interest income for Boston Private’s banks as the difference between interest income and interest expense decreases. As a result, Boston Private’s banks have adopted asset and liability management policies to minimize the potential adverse effects of changes in interest rates on net interest income, primarily by altering the mix and maturity of loans, investments and funding sources. However, even with these policies in place, a decrease in interest rates could negatively impact Boston Private’s results of operations or financial condition.

An increase in interest rates could also have a negative impact on the results of operations for Boston Private’s banks by reducing the ability of borrowers to repay their current loan obligations, which could not only result in increased loan defaults, foreclosures and write-offs, but also necessitate further increases to the banks’ allowances for loan losses. Increases in interest rates, in certain circumstances, may also lead to high levels of loan prepayments, which may also have an adverse impact on Boston Private’s net interest income.

Prepayments of loans may negatively impact Boston Private’s business.

Generally, customers of Boston Private’s banks may prepay the principal amount of their outstanding loans at any time. The speed at which such prepayments occur, as well as the size of such prepayments, are within such customers’ discretion. If customers prepay the principal amount of their loans, and Boston Private is unable to lend those funds to other borrowers or invest the funds at the same or higher interest rates, Boston Private’s interest income will be reduced. A significant reduction in interest income could have a negative impact on Boston Private’s results of operations and financial condition.

Boston Private’s cost of funds for banking operations may increase as a result of general economic conditions, interest rates and competitive pressures.

Boston Private’s cost of funds for banking operations may increase as a result of general economic conditions, interest rates and competitive pressures. Boston Private’s banks have traditionally obtained funds principally through deposits and through borrowings. As a general matter, deposits are a cheaper source of funds than borrowings, because interest rates paid for deposits are typically less than interest rates charged for borrowings. Historically and in comparison to commercial banking averages, Boston Private’s banks have had a higher percentage of their time deposits in denominations of $100,000 or more. Within the banking industry, the amounts of such deposits are generally considered more likely to fluctuate than deposits of smaller denominations. If, as a result of general economic conditions, market interest rates, competitive pressures or otherwise, the value of deposits at Boston Private’s banks decreases relative to their overall banking operations, Boston Private’s banks may have to rely more heavily on higher cost borrowings as a source of funds in the future.

Boston Private’s investment management business may be negatively impacted by changes in economic and market conditions.

Boston Private’s investment management business may be negatively impacted by changes in general economic and market conditions because the performance of such business is directly affected by conditions in the financial and securities markets. The financial markets and businesses operating in the securities industry are highly volatile (meaning that performance results can vary greatly within short periods of time) and are directly affected by, among other factors, domestic and foreign economic conditions and general trends in business and finance, all of which are beyond Boston Private’s control. Boston Private cannot assure you that broad market performance will be favorable in the future. The world financial and securities markets will likely continue to experience significant volatility as a result of, among other things, world economic and political conditions. A decline in the financial markets or a lack of sustained growth may result in a corresponding decline in Boston Private’s performance and may adversely affect the assets that Boston Private manages.

In addition, Boston Private’s management contracts generally provide for fees payable for investment management services based on the market value of assets under management, although a portion of those contracts also provide for the payment of fees based on investment performance in addition to a base fee. Because most contracts provide for a fee based on market values of securities, fluctuations in securities prices may have a material adverse effect on Boston Private’s results of operations and financial condition.

Boston Private may not be able to attract and retain investment management and wealth advisory clients at current levels.

Due to intense competition, Boston Private’s investment management and wealth advisory subsidiaries may not be able to attract and retain clients at current levels. Competition is especially strong in Boston Private’s geographic market areas, because there are numerous well-established and successful investment management and wealth advisory firms in these areas. Many of our competitors have greater resources than Boston Private.

Boston Private’s ability to successfully attract and retain investment management and wealth advisory clients is dependent upon Boston Private’s ability to compete with competitors’ investment products, level of investment performance, client services and marketing and distribution capabilities. If Boston Private is not successful, Boston Private’s results of operations and financial condition may be negatively impacted.

For the year ended December 31, 2006, approximately 46% of Boston Private’s revenues were derived from investment management and trust fees and wealth advisory contracts. Investment management contracts are typically terminable upon less than 30 days’ notice. Most of Boston Private’s investment management clients may withdraw funds from accounts under management generally in their sole discretion. Wealth advisory client contracts must typically be renewed on an annual basis and are terminable upon relatively short notice. The combined financial performance of Boston Private’s investment management and wealth advisory subsidiaries is a significant factor in Boston Private’s overall results of operations and financial condition.

Boston Private’s investment management business is highly dependent on people to produce investment returns and to solicit and retain clients.

Boston Private relies on its investment managers to produce investment returns. Boston Private believes that investment performance is one of the most important factors for the growth of Boston Private’s assets under management. Poor investment performance could impair Boston Private’s revenues and growth because:

•	existing clients might withdraw funds in favor of better performing products, which would result in lower investment advisory fees; or

•	Boston Private’s ability to attract funds from existing and new clients might diminish.

The market for investment managers is extremely competitive and is increasingly characterized by frequent movement of investment managers among different firms. In addition, Boston Private’s individual investment managers often have regular direct contact with particular clients, which can lead to a strong client relationship based on the client’s trust in that individual manager. The loss of a key investment manager could jeopardize Boston Private’s relationships with its clients and lead to the loss of client accounts. Losses of such accounts could have a material adverse effect on Boston Private’s results of operations and financial condition.

In addition to the loss of key investment managers, Boston Private’s investment management business is dependent on the integrity of Boston Private’s asset managers and Boston Private’s employees. If an asset manager or employee were to misappropriate any client funds, the reputation of Boston Private’s asset management business could be negatively affected, which may result in the loss of accounts and have a material adverse effect on Boston Private’s results of operations and financial condition.

Boston Private’s investment management and wealth advisory businesses are highly regulated, which could limit or restrict Boston Private’s activities and impose fines or suspensions on the conduct of Boston Private’s business.

Boston Private’s investment management and wealth advisory businesses are highly regulated, primarily at the federal level. The failure of any of Boston Private’s subsidiaries that provide investment management and wealth advisory services to comply with applicable laws or regulations could result in fines, suspensions of individual employees or other sanctions including revocation of such subsidiary’s registration as an investment adviser.

All of Boston Private’s investment adviser and wealth advisory subsidiaries are registered investment advisers under the Investment Advisers Act. The Investment Advisers Act imposes numerous obligations on registered investment advisers, including fiduciary, record keeping, operational and disclosure obligations. These subsidiaries, as investment advisers, are also subject to regulation under the federal and state securities laws and the fiduciary laws of certain states. In addition, certain of Boston Private’s affiliates act as sub-advisers to mutual funds which are registered under the Investment Company Act of 1940 and are subject to that act’s provisions and regulations.

Boston Private is also subject to the provisions and regulations of ERISA, to the extent Boston Private acts as a “fiduciary” under ERISA with respect to certain of Boston Private’s clients. ERISA and the applicable provisions of the federal tax laws, impose a number of duties on persons who are fiduciaries under ERISA and prohibit certain transactions involving the assets of each ERISA plan which is a client, as well as certain transactions by the fiduciaries (and certain other related parties) to such plans.

In addition, applicable law provides that all investment contracts with mutual fund clients may be terminated by the clients, without penalty, upon no more than 60 days notice. Investment contracts with institutional and other clients are typically terminable by the client, also without penalty, upon 30 days notice.

Changes in these laws or regulations could have an adverse impact on the results of operations and financial condition and the mode of operations of Boston Private.

Boston Private’s banking business is highly regulated which could limit or restrict its activities and impose financial requirements or limitations on the conduct of its business.

Bank holding companies and state chartered banks operate in a highly regulated environment and are subject to supervision and examination by federal and state regulatory agencies. Boston Private is subject to the Bank Holding Company Act and to regulation and supervision by the Board of Governors of the Federal Reserve System (“Federal Reserve Board”). Boston Private Bank, as a Massachusetts chartered trust company the deposits of which are insured by the FDIC, is subject to regulation and supervision by the Massachusetts Commissioner of Banks and the FDIC. Borel and FPB, as California banking corporations, are subject to regulation and supervision by the California Department of Financial Institutions and the FDIC. Charter, as a Washington banking corporation, is subject to regulation and supervision by the Washington State Department of Financial Institutions and the FDIC. Gibraltar, as a federally chartered savings bank, is subject to regulation and supervision by the Office of Thrift Supervision.

Federal and state laws and regulations govern numerous matters including changes in the ownership or control of banks and bank holding companies, maintenance of adequate capital and the financial condition of a financial institution, permissible types, amounts and terms of extensions of credit and investments, permissible non-banking activities, the level of reserves against deposits and restrictions on dividend payments. The FDIC, the OTS, the California Department of Financial Institutions, the Washington State Department of Financial Institutions and the Massachusetts Commissioner of Banks possess cease and desist powers to prevent or remedy unsafe or unsound practices or violations of law by banks subject to their regulation, and the Federal Reserve Board possesses similar powers with respect to bank holding companies. These and other restrictions limit the manner in which Boston Private’s banks and Boston Private may conduct business and obtain financing.

Furthermore, Boston Private’s banking business is affected by the monetary policies of the Federal Reserve Board. Changes in monetary or legislative policies may affect the interest rates Boston Private’s banks must offer to attract deposits and the interest rates they must charge on their loans, as well as the manner in which they offer deposits and make loans. These monetary policies have had, and are expected to continue to have, significant effects on the operating results of depository institutions generally, including Boston Private’s banks.

Risks Related to the Notes

The notes will be effectively subordinated to any existing and future secured indebtedness and are structurally subordinated to debt of our subsidiaries.

The notes will not be secured by any of our assets. In the event we default on any of our secured debt, including borrowings under our existing credit facility, or in the event we undergo a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, the proceeds of the sale of our pledged assets would first be applied to the repayment of our secured debt before any of those proceeds would be available to make payments on our unsecured debt, including the notes. Accordingly, upon an acceleration of the notes in the event of default, there may be no assets remaining from which claims of the holders of the notes could be satisfied or, if any assets remained, they might be insufficient to satisfy those claims in full.

In addition, because we are a holding company, our right to participate in any asset distribution of any of our subsidiaries, on liquidation, reorganization or otherwise, will rank junior to the rights of all creditors of that subsidiary (except to the extent that we may ourselves be a creditor of that subsidiary). As a result, the notes will be effectively subordinated to all existing and future liabilities of our subsidiaries, including deposits.

As of September 30, 2007, we had no secured indebtedness outstanding and our subsidiaries had total liabilities, including deposits, of approximately $5.4 billion, excluding intercompany liabilities.

Our ability to make payments on the notes depends in part upon the ability of our bank subsidiaries to pay dividends or make other payments to us, and these are subject to regulatory limitations.

The notes are our exclusive obligations. Our cash flow and our ability to service our indebtedness, including the notes, is dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments by our subsidiaries to us. Our subsidiaries are separate and distinct legal entities. Our subsidiaries are not guaranteeing the notes or have any obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory, regulatory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

Our revenues (on a parent company only basis) result in substantial part from dividends paid to us by our subsidiaries. Payments of dividends to us by our bank subsidiaries, without prior regulatory approval, are subject to regulatory limitations. In addition to regulatory restrictions on the payment of dividends, our bank subsidiaries are subject to restrictions imposed by federal law on any extensions of credit they make to their affiliates and on investments in stock or other securities of their affiliates. These restrictions prevent affiliates of the banks, including us, from borrowing from the banks, unless various types of collateral secure the loans. Federal law limits the aggregate amount of loans to and investments in any single affiliate to 10% of a bank’s capital stock and surplus and also limits the aggregate amount of loans to and investments in all affiliates to 20% of a bank’s capital stock and surplus.

The indenture for the notes does not restrict our ability to incur future indebtedness or complete other transactions.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness, transactions with affiliates, incurrence of liens or the issuance or repurchase of securities by us or any of our subsidiaries. We therefore may incur additional debt, including secured indebtedness that would be effectively senior to the notes to the extent of the value of the assets securing such debt, or indebtedness at the subsidiary level to which the notes would be structurally subordinated. We cannot assure you that we will be able to generate sufficient cash flow to pay the interest on our debt, including the notes offered hereby, or that future working capital, borrowings or equity financing will be available to pay or refinance any such debt.

Upon conversion of the notes, you may receive less proceeds than expected because the value of our common stock may decline between the day that you exercise your conversion right and the day the value of your shares is determined.

The conversion value that you will receive upon conversion of your notes is in part determined by the average of the daily volume-weighted average price per share of our common stock on the Nasdaq Global Select Market for the ten consecutive trading days beginning after the day the notes are tendered for conversion. Accordingly, if the price of our common stock decreases after you tender your notes for conversion, the conversion value you receive may be adversely affected. See “Description of Notes—Conversion Rights—Payment Upon Conversion.”

Your right to convert the notes is conditional, which could impair the value of the notes.

The notes are convertible only if specified conditions are met. If the specified conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the cash and, and if applicable, shares of our common stock into which the notes would otherwise be convertible. In addition, upon conversion of the notes, you may not receive cash or shares deliverable upon conversion until the third business day after the applicable ten trading day conversion reference period. As a result, the value of your notes surrendered for conversion will be subject to market risk pending settlement.

The market price of our common stock has fluctuated, and could fluctuate significantly.

The market price of our common stock has been volatile in the past and could continue to be subject to wide fluctuations, including fluctuations in response to quarterly variations in our operating results, changes in our dividend payments, changes in earnings estimates by analysts, material announcements by us or our competitors, governmental regulatory action, the liquidity of the market for our common stock, changes in general economic or market conditions and broad market fluctuations, or other events or factors, many of which are beyond our control. The stock market has experienced extreme price and volume fluctuations which have affected market prices of smaller capitalization companies and which often have been unrelated to the operating performance of such companies. In addition, our operating results may be below the expectations of securities analysts and investors. In such event, the price of our common stock would likely decline, perhaps, substantially.

Sales of substantial numbers of additional shares of common stock, including shares of common stock underlying the notes, as well as shares that may be issued in connection with future acquisitions, or the perception that such sales could occur, may have an adverse effect on prevailing market prices of our common stock and our ability to raise additional capital in the financial markets at a time and price favorable to us.

We may be unable to repurchase your notes as required under the indenture upon a fundamental change or on the specified dates at the option of the holder or pay you cash upon conversion of your notes.

Upon a fundamental change, as defined in the indenture, and on July 15, 2009, October 15, 2009, January 15, 2010, April 15, 2010, July 15, 2010, July 15, 2012, July 15, 2017, and July 15, 2022, you will have the right to require us to repurchase your notes for cash. In addition, upon conversion of the notes, you will have the right to receive a cash payment. If we do not have sufficient funds to pay the repurchase price for all of the notes you tender upon a fundamental change, the cash due upon repurchases of the notes on July 15, 2009, October 15, 2009, January 15, 2010, April 15, 2010, July 15, 2010, July 15, 2012, July 15, 2017, and July 15, 2022 or the cash due upon conversion, we may have to raise funds through debt or equity financing. Our ability to raise such financing will depend on prevailing market conditions. Further, we may not be able to raise such financing within the period required to satisfy our obligation to make a timely repurchase. A failure to make the required repurchase or pay the required cash consideration upon conversion would constitute an event of default under the indenture governing the notes.

In addition, cash payments in respect of notes that you tender for repurchase or that you convert may be subject to limits and might be prohibited, or create an event of default, under our bank credit facility or other agreements relating to borrowings that we may enter into from time to time. Our failure to make cash payments in respect of the notes could result in an event of default under such agreements. Such other borrowings may be secured indebtedness and may prevent us from making cash payments in respect of the notes under certain circumstances. Our inability to pay for your notes that are tendered for repurchase or conversion could result in your receiving substantially less than the principal amount of the notes. See “Description of Notes — Repurchase of Notes at the Option of the Holder” and “ — Repurchase at Option of Holders Upon a Fundamental Change.”

Upon an occurrence of a fundamental change, we may be required to offer to repay the notes and may be required to repay any other debt then outstanding. If a fundamental change were to occur subsequent to this offering, we may not have the financial resources available to repurchase all the notes for cash.

We could enter into various transactions, such as acquisitions, refinancings, recapitalizations or other highly leveraged transactions, which would not constitute a fundamental change under the terms of the notes, but which could nevertheless increase the amount of our outstanding debt at such time, or adversely affect our capital structure or credit ratings, or otherwise adversely affect holders of the notes.

Under the terms of the notes, a variety of acquisition, financing, refinancing, recapitalization or other highly leveraged transactions would not be considered fundamental change transactions. The term “fundamental change” is limited to certain specified transactions and may not include other events that might harm our financial condition. In addition, the term “fundamental change” does not apply to transactions in which 100% of the consideration paid for our common stock in a merger or similar transaction is publicly traded common stock. As a result, we could enter into any such transactions without being required to make an offer to repurchase the notes even though the transaction could increase the total amount of our outstanding debt, adversely affect our capital structure or credit ratings or otherwise materially adversely affect the holders of the notes. In addition, if such transaction is not considered a fundamental change under the terms of the notes, holders may not be able to convert their notes or be eligible to receive an adjustment to the conversion price in connection with such conversion. Accordingly, our obligation to offer to purchase the notes upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The U.S. federal income tax consequences of the conversion of the notes into cash and common stock are unclear.

The U.S. federal income tax consequences of the conversion of the notes are not entirely clear. You are urged to consult your tax advisors with respect to the U.S. federal income tax consequences resulting from the conversion of notes into a combination of cash and common stock. See “Material U.S. Federal Income Tax Considerations — U.S. Holders — Conversion of Notes” for more information.

You may have to pay taxes with respect to distributions on our common stock that you do not receive.

The price at which the notes are convertible into shares of common stock is subject to adjustment under certain circumstances such as stock splits and combinations, stock dividends, certain cash dividends and certain other actions by us that modify our capital structure. See “Description of Notes — Conversion Rights — Conversion Price Adjustments.” If the conversion price, and the resulting conversion rate, is adjusted in a manner which has the effect of increasing your proportionate interest in our assets or earnings, such adjustment may result in a deemed distribution to you and you would be required to include such amount in income for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the “Code”), notwithstanding the fact that you do not receive such distribution. Any deemed distributions will be taxable as a dividend, return of capital or capital gain in accordance with the earnings and profits rules under the Code. In addition, non-U.S. holders (as defined in “Material U.S. Federal Income Tax Considerations”) of the notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements. The adjustment to the conversion rate of notes converted in connection with certain fundamental changes, as described under “Description of Notes — Conversion Rights — Adjustment to Conversion Price Upon Certain Fundamental Changes” below, also may be treated as a taxable distribution. See “Material U.S. Federal Income Tax Considerations.”

The adjustment to the conversion rate for notes converted in connection with certain fundamental changes may not adequately compensate holders for the lost option time value of their notes as a result of such fundamental change and may not be enforceable.

If certain fundamental changes occur on or prior to July 15, 2009, we will increase the conversion rate as to the notes converted in connection with the fundamental changes. The increase in the conversion rate will be determined based on the date on which the fundamental change becomes effective and the price paid per share of common stock in the fundamental change as described under “Description of Notes — Conversion Rights —

Adjustment to Conversion Rate Upon Certain Fundamental Changes.” While this adjustment is designed to compensate you for the lost option time value of your notes as a result of certain fundamental changes, the adjustment is only an approximation of such lost value and may not adequately compensate you for such loss. In addition, if the price paid per share of our common stock in the fundamental change is less than $27.24 or more than $75.00 (subject to adjustment), there will be no such adjustment. However, in no event shall the aggregate number of shares of our common stock issued upon conversion exceed 7,400,000 shares, subject to proportional adjustment. If upon conversion of any note such aggregate share cap is exceeded, we will be required to settle such share amount in cash. Furthermore, our obligation to make the adjustment could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Provisions of the notes could discourage an acquisition of us by a third party.

Certain provisions of the notes could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a fundamental change, holders of the notes will have the right, at their option, to require us to repurchase all of their notes or any portion of the principal amount of such notes in integral multiples of $1,000 in cash at a price equal to 100% of the principal amount of notes to be repurchased, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date. In addition, pursuant to the terms of the notes, we may not enter into certain mergers or acquisitions unless, among other things, the surviving person or entity assumes the payment of the principal of and interest (including additional interest, if any), including the delivery of the conversion value and any adjustment thereto resulting from such merger or acquisition.

An active trading market for the notes may not develop, and the absence of an active trading market and other factors may adversely impact the price of the notes.

We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. The notes as originally issued in a private placement to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended, are eligible for trading in the PORTAL. However, notes sold pursuant to this prospectus will no longer be eligible for trading in the PORTAL. An active market may not develop for the notes, and there can be no assurance as to the liquidity of any market that may develop for the notes. If an active, liquid market does not develop for the notes, the market price of the notes could decline significantly, and liquidity of the notes may be adversely affected.

Conversion of the notes could dilute the ownership of existing stockholders.

The conversion of some or all of the notes could dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

The notes may not be rated or may receive a lower rating than anticipated.

We believe that it is unlikely that the notes will be rated. If, however, one or more rating agencies rate the notes and assign the notes a rating lower than the rating expected by investors, or reduce their rating in the future, the market price of the notes and our common stock would be harmed.

If you hold notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold notes, you will not be entitled to any rights with respect to our common stock, including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock, but you will be subject to all changes affecting the common stock. You will have rights with respect to our common stock only if and when we deliver shares of common stock, if any, to you upon conversion of your notes. For example, in the event that an amendment is proposed to our articles of organization or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

Failure to comply with covenants in any future financing agreements could result in cross-defaults under some of such financing agreements, which cross-defaults could jeopardize our ability to satisfy our obligations under the notes.

Various risks, uncertainties and events beyond our control could affect our ability to comply with the covenants, financial tests and ratios required by the instruments governing any future financing arrangements. Failure to comply with any of the covenants in any future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions, including the indenture governing the notes. A default would permit lenders to cease to make further extensions of credit, accelerate the maturity of the debt under these agreements and foreclose upon any collateral securing that debt. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including our obligations under the notes. In addition, limitations imposed by any future financing agreements on our ability to incur additional debt and to take other actions could significantly impair our ability to obtain other financing.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges for the periods indicated are as follows:

	Nine Months Ended September 30,	Year Ended December 31,
	2007	2006	2005	2004	2003	2002
Ratio of earnings to fixed charges(1)	1.41	1.66	2.10	2.42	2.13	2.08
Ratio of earnings to fixed charges excluding interest on deposits(1)	2.22	2.97	3.83	4.27	3.69	4.14

(1)	Earnings are defined as the sum of earnings before income taxes and fixed charges. Fixed charges are defined as interest expense and the interest portion of fixed rentals.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the notes or the shares of our common stock by any selling securityholder.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on the Nasdaq Global Select Market under the symbol “BPFH.” The following table sets forth, for the periods indicated, the high and low intra-day sale prices per share of our common stock as reported on the Nasdaq Global Select Market.

	High	Low
Year Ended December 31, 2005:
First Quarter	$28.25	$23.68
Second Quarter	26.20	22.27
Third Quarter	28.95	24.93
Fourth Quarter	31.80	26.60
Year Ended December 31, 2006:
First Quarter	$34.09	$29.14
Second Quarter	34.86	27.43
Third Quarter	28.12	24.41
Fourth Quarter	28.76	26.56
Year Ending December 31, 2007:
First Quarter	$30.20	$26.59
Second Quarter	30.13	26.98
Third Quarter	28.50	24.65

The last reported sales price for our common stock on November 14, 2007 was $27.75 per share. There were approximately 1,383 stockholders of record of our common stock as of November 9, 2007.

DIVIDEND POLICY

Boston Private presently plans to pay cash dividends on its common stock on a quarterly basis dependent upon the results of operations of the immediately preceding quarters. However, declaration of dividends by the Board of Directors of Boston Private will depend on a number of factors, including capital requirements, regulatory limitations, Boston Private’s operating results and financial condition and general economic conditions.

Boston Private is a legal entity separate and distinct from its banking and other subsidiaries. These subsidiaries are the principal assets of Boston Private, and as such, provide the main source of payment of dividends by Boston Private. As to the payment of dividends, as discussed below, each of the Banks is subject to the laws and regulations of its chartering jurisdiction and to the regulations of its primary federal regulator. If the federal banking regulator determines that a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, the regulator may require, after notice and hearing, that the institution cease and desist from such practice. Depending on the financial condition of the depository institution, an unsafe or unsound practice could include the payment of dividends. The federal banking agencies have indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”), a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. The federal agencies have also issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

Boston Private paid dividends on its common stock of $0.36 through November 15, 2007, $0.32 and $0.28 in 2006 and 2005, respectively.

Under Massachusetts law, trust companies, such as Boston Private Bank, may pay dividends only out of “net profits” provided there is no impairment to the trust company’s capital stock and surplus account. Although Massachusetts law does not define what constitutes “net profits” it is generally assumed that the term includes a bank’s retained earnings and does not include its additional paid-in capital account. Furthermore, trust companies may not pay dividends more often than on a quarterly basis. In addition, prior Commissioner approval is required if the total of all dividends paid by a trust company in any calendar year would exceed net profits for that year combined with retained net profits for the previous two years, less any required transfer to surplus or a fund for the retirement of any preferred stock. Likewise under California law, the Department of Financial Institutions (the “DFI”) has the authority to prohibit Borel and FPB from paying dividends depending on Borel’s and FPB’s financial condition, respectively, if such payment is deemed to constitute an unsafe or unsound practice. Under Washington State law, the prior approval of the director of financial institutions is required to declare or pay any dividend that exceeds Charter’s retained earnings. Also, under Washington law, the director of financial institutions has the authority to require any bank to suspend the payment of dividends until the bank complies with any requirements that the director may have imposed on it. Furthermore, under OTS regulations, the OTS has the authority to prohibit Gibraltar from paying dividends if the OTS concludes that the payment of such dividends reduces Gibraltar’s capital below its minimum capital requirements, violates a statute, regulation, regulatory agreement or regulatory condition to which Gibraltar is subject or would otherwise constitute an unsafe or unsound banking practice.

These restrictions on Boston Private Bank, FPB, Gibraltar, Charter, and Borel’s (together the “Banks”) ability to pay dividends to Boston Private may restrict the ability of Boston Private to pay dividends to the holders of the Common Stock. The payment of dividends by Boston Private and the Banks may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines. There are no such comparable statutory restrictions on Westfield’s, Sand Hill’s, BPVI’s, RINET’s, DGHM’s, KLS’s, BOS’ and Anchor’s ability to pay dividends.

DESCRIPTION OF NOTES

The notes were issued under an indenture dated as of July 5, 2007, between us and U.S. Bank National Association, as trustee. The following summary contains a description of the material provisions of the notes, the registration rights agreement and the indenture. The summary is not complete, and is subject to, and qualified by reference to, the detailed provisions of the form of notes, the registration rights agreement and the indenture, including the definitions of certain terms used in the indenture. You should carefully review these documents because they, and not this description, define your rights as holders of the notes. You may request a copy of these documents from us at the address shown in “Where You Can Find More Information.” For purposes of this section, references to “we,” “us,” “our” and “Boston Private” include only Boston Private, Inc. and not its subsidiaries.

Brief Description of the Notes

The notes have a $287,500,000 aggregate principal amount. The notes were issued only in denominations of $1,000 and integral multiples of $1,000. The notes will mature on July 15, 2027, unless earlier redeemed at our option as described under “— Optional Redemption of the Notes,” repurchased by us at a holder’s option on certain dates as described under “— Repurchase of Notes at the Option of the Holder,” or repurchased by us at a holder’s option upon a fundamental change of Boston Private as described under “— Repurchase at Option of Holders Upon a Fundamental Change” or converted at a holder’s option as described under “— Conversion Rights.”

The notes bear interest at the annual rate of 3.00% beginning July 5, 2007. We will pay interest on January 15 and July 15 of each year, commencing on January 15, 2008, subject to certain exceptions if the notes are converted, redeemed or repurchased prior to the interest payment date.

We maintain an office in The City of New York where the notes may be presented for registration, transfer, exchange, payment or conversion. This office initially is an office or agency of the trustee. Except under limited circumstances described below, the notes will be issued only in fully registered book-entry form, without coupons, and currently are represented by one or more global notes. There is no service charge for any registration of transfer or exchange of notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

The registered holder of a note is treated as the owner of it for all purposes, and all references in this “Description of Notes” to “holders” mean holders of record, unless otherwise indicated.

Ranking

The notes are our unsecured senior obligations and rank equally in right of payment with all of our existing and future unsubordinated and unsecured indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. In addition, the notes are and will be effectively subordinated to all our existing and future secured indebtedness (to the extent of the value of the assets securing that indebtedness). As of June 30, 2007, we had no secured indebtedness outstanding. We are a holding company and, accordingly, we conduct substantially all of our operations through our subsidiaries. Our subsidiaries are separate and distinct legal entities. Our subsidiaries do not guarantee the notes or have any obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations. Because claims by creditors of our subsidiaries would be senior to our equity interests in such subsidiaries, our indebtedness, including the notes, is structurally subordinated to the claims of such creditors. As of September 30, 2007, the aggregate amount of liabilities and other indebtedness of our subsidiaries was approximately $5.4 billion, excluding intercompany liabilities.

The indenture does not limit the amount of additional indebtedness which we can create, incur, assume or guarantee, or whether or not any such indebtedness may be secured by liens on any of our assets, nor will the indenture limit the amount of indebtedness or other liabilities that our subsidiaries can create, incur, assume or guarantee or whether any such indebtedness may be secured by liens on any of the subsidiaries’ assets. We are obligated to pay compensation to the trustee as agreed in writing and to indemnify the trustee against certain losses, liabilities or expenses incurred by it in connection with its duties relating to the notes. The trustee’s claims for such payments will generally be senior to those of the holders of the notes in respect of all funds collected or held by the trustee.

Conversion Rights

Subject to the restrictions described in this “Description of Notes,” a holder may convert any of its outstanding notes into cash and, if applicable, shares of our common stock at an initial conversion price per share of $ 33.37 in accordance with the conversion mechanism described below, which represents an initial conversion rate of approximately 29.9670 shares of our common stock per $1,000 principal amount of the notes. The conversion price and resulting conversion rate are, however, subject to adjustment as described below under “—Conversion Price Adjustments” and with respect to certain conversions occurring in connection with certain specified corporate transactions constituting a change of control as described below under “—Conversion Upon Specified Corporate Transactions.” A holder may convert notes only in denominations of $1,000 and integral multiples of $1,000.

General

Under the circumstances discussed below, holders may surrender notes, in whole or in part, for conversion into cash and, if applicable, shares of our common stock at any time before the close of business on the maturity date, unless their notes have been previously redeemed or repurchased. A holder’s right to convert a note called for redemption or delivered for repurchase will terminate at the close of business on the business day immediately preceding the redemption date or repurchase date for that note, unless we default in making the payment due upon redemption or repurchase. In addition, if a holder has exercised its right to require us to repurchase its notes, such holder may convert its notes only if it withdraws its notice and converts its notes before the close of business on the business day immediately preceding such repurchase date. Holders may convert their notes only in the following circumstances:

•

during any fiscal quarter commencing after September 30, 2007, and only during such fiscal quarter, if the common stock price (as defined under “—Conversion Upon Satisfaction of Common Stock Price Condition” below) for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the fiscal quarter immediately preceding the quarter in which the conversion occurs is more than 130% of the conversion price in effect on that 30th trading day;

•

during the five consecutive business-day period following any five consecutive trading-day period in which the “trading price” (as defined under “—Conversion Upon Satisfaction of Common Stock Price Condition” below) for the notes for each day of that period was less than 98% of the average of the common stock price for each day of that period multiplied by the then-current conversion rate;

•	if we have called the particular notes for redemption and the redemption has not yet occurred;

•	upon the occurrence of specified corporate transactions, including certain fundamental changes; or

•	during the 30 days prior to, but excluding, any scheduled repurchase date or the maturity date.

Upon conversion of notes, we will pay an amount in cash per note equal to the lesser of (i) $1,000 and (ii) the conversion value, as defined below. If the conversion value is greater than $1,000, we will also deliver a number of shares of our common stock, which we refer to as the “remaining shares,” equal to the sum of the daily share amounts, as defined below, for each of the ten consecutive trading days in the conversion reference period, as defined below, appropriately adjusted to reflect events occurring during the conversion reference period that would result in a conversion rate adjustment, subject to our right to deliver cash in lieu of all or a portion of such remaining shares as described below. See “— Payment upon Conversion.” While we do not currently have any debt or other agreements that would restrict our ability to pay the principal amount of the notes in cash upon conversion, we may enter into such an agreement in the future which may limit our ability to make, or prohibit us from making, any such payment. Our failure to pay the principal amount of the notes when converted would result in an event of default with respect to the notes. See “Risk Factors — Risks Related to the Notes.”

Conversion Upon Satisfaction of Common Stock Price Condition

A holder may surrender any of its notes for conversion during any fiscal quarter commencing after September 30, 2007, and only during such fiscal quarter, if the common stock price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the fiscal quarter immediately preceding the quarter in which the conversion occurs is more than 130% of the conversion price in effect on that 30th trading day.

The “common stock price” on any date means the closing sale price per share on such date for our common stock as reported on the Nasdaq Global Select Market or the principal United States national securities exchange on which our common stock is traded or listed or, if our common stock is not so traded or listed, any United States system of automated dissemination of quotations of securities prices or an established automated over-the-counter trading market in the United States, or, if not so traded, listed or quoted, as otherwise provided in the indenture.

Conversion Upon Satisfaction of Trading Price Condition

A holder may surrender any of its notes for conversion during the five consecutive business-day period following any five consecutive trading-day period in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each day of that period was less than 98% of the product of the average of the common stock price for each day of that period and the then-current conversion rate.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations per note obtained by the trustee for $5,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from two independent nationally recognized securities dealers we select, which may include the initial purchasers of the notes, provided that if at least two such bids cannot reasonably be obtained by the trustee, but only one such bid can reasonably be obtained by the trustee, this one bid will be used. If the trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount of the notes from a nationally recognized securities dealer or, in the good faith judgment of our board of directors, the bid quotations are not indicative of the secondary market value of the notes, then the trading price of the notes will be deemed to be less than 98% of the then-current conversion rate of the notes multiplied by our common stock price on such determination date.

The trustee will determine the trading price of the notes upon our request, and it has no obligation to determine the trading price and whether the notes are convertible pursuant to this conversion condition except upon our request. We have no obligation to make that request unless a holder provides us with reasonable evidence that the trading price is reasonably likely to be less than 98% of the product of the common stock price and the conversion rate then in effect. If the holder provides such evidence, we will instruct the trustee to determine the trading price beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than 98% of the product of the common stock price and the then-current conversion rate.

Conversion Upon Notice of Redemption

A holder may surrender for conversion any note called for redemption (but which redemption has not yet occurred) so long as the holder surrenders such note prior to the close of business on the day that is one business day prior to the redemption date, even if the notes are not otherwise convertible at such time.

Conversion Upon Specified Corporate Transactions

If we elect to:

•

distribute to all or substantially all holders of our common stock rights, warrants or options entitling them to subscribe for or purchase, for a period expiring not more than 60 days after the date of distribution, shares of our common stock at less than the average common stock price for the ten trading days immediately preceding the date that such distribution was first publicly announced; or

•

distribute to all or substantially all holders of our common stock cash, other assets, debt securities or rights or warrants to purchase our securities, which distribution has a per share value exceeding 10% of the common stock price on the trading day immediately preceding the date that such distribution was first publicly announced;

we must notify the holders of notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. This provision shall not apply if the holder of a note otherwise participates in the distribution on an as-converted basis (solely into shares of our common stock at the then applicable conversion price) without conversion of such holder’s notes.

In addition, if we are a party to a fundamental change (as defined under “—Repurchase at Option of Holders Upon a Fundamental Change”) or a consolidation, merger, share exchange, sale of all or substantially all of our properties and assets or other similar transaction, in each case pursuant to which the shares of our common stock would be converted into cash, securities or other property, a holder may surrender its notes for conversion at any time beginning on the anticipated effective date of such transaction and ending on the trading day prior to the date of repurchase pursuant to the fundamental change. We will notify holders at least 20 calendar days prior to the anticipated effective date of such transaction.

Conversion at Scheduled Repurchase Dates or Final Maturity

You may surrender notes for conversion at any time during the period beginning 30 days prior to, but excluding, any scheduled repurchase date described under “—Repurchase of Notes at the Option of the Holder” or the final maturity date.

Adjustment to Conversion Price Upon Certain Fundamental Changes

If you elect to convert your notes in connection with a corporate transaction that occurs on or prior to July 15, 2009 that constitutes a fundamental change as defined under “—Repurchase at Option of Holders Upon a Fundamental Change,” we will decrease the conversion price for the notes surrendered for conversion, which will increase the conversion rate by a number of shares (the “additional shares”) as described below.

The increase in the conversion rate will be expressed as a number of additional shares per $1,000 principal amount of notes and will be determined by reference to the table below, based on the date on which the corporate transaction becomes effective (the “effective date”) and the share price (the “share price”) paid per share of common stock in the corporate transaction. If holders of shares of our common stock receive only cash in the corporate transaction, the share price shall be the cash amount paid per share. Otherwise, the share price shall be the average of the common stock price on the five trading days prior to, but not including, the effective date.

The share prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion price of the notes is adjusted, as described below under “— Conversion Price Adjustments.” The adjusted share prices will equal the share prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion price immediately prior to the adjustment giving rise to the share price adjustment and the denominator of which is the conversion price as so adjusted. The number of additional shares will be adjusted in a manner substantively consistent with the conversion price adjustments as set forth under “— Conversion Price Adjustments” below.

The following table sets forth the increase in the conversion rate, expressed as a number of additional shares to be received per $1,000 principal amount of notes.

	Share Price
Effective Date	$27.24	$30.00	$32.50	$35.00	$37.50	$40.00	$45.00	$50.00	$75.00
July 5, 2007	6.7437	4.6952	3.4021	2.5393	1.9357	1.5235	1.0460	0.8087	0.4739
July 15, 2008	6.7437	4.0827	2.6383	1.7114	1.1432	0.8063	0.4943	0.3850	0.2426
July 15, 2009	6.7437	3.3663	0.8022	—	—	—	—	—	—

The share prices and additional share amounts set forth above are based upon a common share price of $27.24 on June 28, 2007 and an initial conversion price of $33.37.

Notwithstanding the foregoing, in no event will the increased conversion rate result in a conversion price per share of less than $27.24, subject to adjustment in the same manner as the conversion price as set forth under “Conversion Price Adjustments” below.

The exact share prices and effective dates may not be set forth in the table above, in which case if the share price is:

•

between two share price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower share price amounts and the two dates, as applicable, based on a 365-day year;

•	in excess of $75.00 per share (subject to adjustment), no increase in the conversion rate will be made; and

•	less than $27.24 per share (subject to adjustment), no increase in the conversion rate will be made.

Our obligations to deliver the additional shares could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Payment Upon Conversion

Upon conversion, a holder will receive, for each $1,000 principal amount of notes surrendered for conversion:

•	cash in an amount equal to the lesser of (1) $1,000 and (2) the conversion value, as defined below; and

•

if the conversion value is greater than $1,000, a number of shares of our common stock, which we refer to as the “remaining shares,” equal to the sum of the daily share amounts, as defined below, for each of the ten consecutive trading days in the conversion reference period, as defined below, appropriately adjusted to reflect events occurring during the conversion reference period that would result in a conversion rate adjustment, subject to our right to deliver cash in lieu of all or a portion of such remaining shares and subject to the aggregate share cap, each as described below.

We refer to the foregoing amounts deliverable upon conversion of any of the notes as our “conversion obligation.”

The “conversion value” for each $1,000 principal amount of notes means the average of the daily conversion values, as defined below, for each of the ten consecutive trading days of the conversion reference period.

The “daily conversion value” means, with respect to any trading day, the product of (1) the applicable conversion rate and (2) the volume weighted average price of our common stock on such trading day.

The “conversion reference period” means:

•

for notes that are converted during the period beginning on the 30th day prior to the maturity date of the notes or any scheduled repurchase date, the ten consecutive trading days beginning on the third trading day following the maturity date or the applicable repurchase date;

•	with respect to optional redemption, the ten consecutive trading days, beginning on the third trading day following the redemption date; and

•	in all other instances, the ten consecutive trading days beginning on the third trading day following the conversion date.

The “conversion date” with respect to a note means the date on which the holder of the note has complied with all requirements under the indenture to convert such note.

The “daily share amount” means, for each trading day of the conversion reference period and each $1,000 principal amount of notes surrendered for conversion, a number of shares (but in no event less than zero) determined by the following formula:

(	volume weighted average price per	x	applicable conversion rate	)	-$	1,000
	share for such trading day
volume weighted average price per share for such trading day		x	10

The “volume weighted average price” per share of our common stock on any trading day means such price as displayed on Bloomberg (or any successor service) page BPFH <equity> VAP in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the volume weighted average price means the market value per share of our common stock on such day as determined by a nationally recognized independent investment banking firm retained for this purpose by us.

A “trading day” means any regular or abbreviated trading day of the Nasdaq Global Select Market or, if our common stock is not traded on the Nasdaq Global Select Market, the principal United States national securities exchange on which our common stock is traded, or if our common stock is not traded on the Nasdaq Global Select Market or listed on a United States national securities exchange, as quoted on any other system of automated dissemination of quotation of securities prices, or if not so quoted, any day on which our common stock is traded regular way in the over-the-counter market and for which a closing bid and a closing ask price for our common stock are available.

On any day prior to the first trading day of the applicable conversion reference period, we may specify a percentage of the daily share amount that will be settled in cash (referred to as the “cash percentage”). If we elect to specify a cash percentage, the amount of cash that we will deliver in respect of the daily share amount for each trading day in the applicable conversion reference period will equal the product of: (1) the cash percentage, (2) the daily share amount for such trading day and (3) the volume weighted average price of our common stock on such trading day. The number of shares deliverable in respect of the daily share amount for each trading day in the applicable conversion reference period will be a percentage of the daily share amount equal to 100% minus the cash percentage. If we do not specify a cash percentage by the start of the applicable conversion reference period, we must settle 100% of the daily share amount for each trading day in the applicable conversion reference period with shares of our common stock, subject to the aggregate share cap described below.

A holder of a note otherwise entitled to a fractional share will receive cash equal to the applicable portion of the arithmetic average of the volume weighted average price of our common stock for each of the ten consecutive trading days of the conversion reference period.

Notwithstanding anything to the contrary, in no event shall the aggregate number of shares of our common stock issued upon conversion of the notes exceed 7,400,000 shares, subject to proportional adjustments upon the occurrence of any event described in clauses (1) and (2) under “—Conversion Price Adjustments” below (the limitation on the aggregate number of shares of common stock that we may issue upon conversion of the notes is herein referred to as the “aggregate share cap”). Accordingly, if, upon conversion of any note, the settlement of any daily share amount with shares of common stock would otherwise cause us to exceed the aggregate share cap, then, notwithstanding any other cash percentage we may have specified or any failure by us to specify a cash percentage by the start of the applicable conversion reference period, we will be required to settle such daily share amount in cash.

The conversion value, daily share amount and the number of shares, if any, to be issued upon conversion of the notes will be determined by us at the end of the conversion reference period. Upon conversion of a note, we will pay the cash and deliver the shares of common stock, as applicable, as promptly as practicable after the last trading day of the applicable conversion reference period, but in no event later than three business days after the last trading day of such conversion reference period.

Notwithstanding the foregoing, in the event that a holder converts its notes in connection with a fundamental change in which the consideration for our common stock is comprised entirely of cash, the conversion obligation will be calculated based solely on the share price referred to under “—Adjustment to Conversion Price Upon Certain Fundamental Changes” and will be deemed to be an amount equal to the applicable conversion rate (including any adjustment thereto described under “—Adjustment to Conversion Price Upon Certain Fundamental Changes”) multiplied by such share price. In such event, the conversion obligation will be determined and paid to holders in cash as promptly as practicable but in any event not later than the third trading day following the surrender of the notes for conversion.

The indenture requires us to pay the principal portion of the conversion amount of the notes in cash. While we do not currently have any debt or other agreements that would restrict our ability to pay the principal amount of the notes in cash, we may enter into such an agreement in the future which may limit or prohibit our ability to make any such payment. We may not have the financial resources, and we may not be able to arrange for financing, to pay the principal amount for all notes tendered for conversion. Our failure to pay the principal amount of the notes when converted would result in an event of default with respect to the notes. See “Risk Factors—Risks Related to the Notes.”

The ability to surrender notes for conversion will expire at the close of business on the business day immediately preceding the maturity date.

Delivery of the conversion value will be deemed to satisfy our obligation to pay the principal amount of the notes and accrued interest (including additional interest, if any) payable on the notes, except as described below. Accrued interest (including additional interest, if any) will be deemed paid in full rather than canceled, extinguished or forfeited. We will not adjust the conversion price to account for accrued and unpaid interest (including additional interest, if any).

Except as described in this paragraph, no holder of notes will be entitled, upon conversion of the notes, to any actual payment or adjustment on account of accrued and unpaid interest (including additional interest, if any) on a converted note, or on account of dividends or distributions on shares of our common stock issued in connection with the conversion. If notes are converted after a regular record date and prior to the opening of business on the next interest payment date, including the date of maturity, holders of such notes at the close of business on the regular record date will receive the interest (including additional interest, if any) payable on such notes on the corresponding interest payment date notwithstanding the conversion. In such event, when the holder surrenders the note for conversion, the holder must deliver payment to us of an amount equal to the interest payable on the interest payment date (including additional interest, if any) on the principal amount to be converted. The foregoing sentence shall not apply (i) to notes called for redemption; (ii) if we have specified a repurchase date with respect to a fundamental change; (iii) to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such notes; or (iv) in respect of any conversions that occur (a) between the record date immediately preceding a repurchase date and the related repurchase date as described in “—Repurchase of Notes at the Option of the Holder” or (b) after the record date immediately preceding the final maturity date.

Conversion Procedures

If you wish to exercise your conversion right and your notes are in certificated form, you must deliver an irrevocable conversion notice in accordance with the provisions of the indenture, together with the certificated security, to the trustee who will, on your behalf, convert the notes into cash and, if applicable, shares of our common stock. You may obtain copies of the required form of the conversion notice from the trustee. If the notes are held in book-entry form, you must complete and deliver to the depositary appropriate instructions in accordance with the depositary’s applicable procedures. If a holder of a note has delivered notice of its election to have such note repurchased at the option of such holder on July 15, 2009, October 15, 2009, January 15, 2010, April 15, 2010, July 15, 2010, July 15, 2012, July 15, 2017 and July 15, 2022 or as a result of a fundamental change, such note may be converted only if the notice of election is withdrawn as described under “— Repurchase of the Notes at the Option of the Holder” or “— Repurchase at Option of Holders Upon a Fundamental Change.”

Conversion Price Adjustments

We will adjust the conversion price if (without duplication):

(1) we issue shares of our common stock to all or substantially all holders of shares of our common stock as a dividend or distribution on our common stock;

(2) we subdivide or combine our outstanding common stock;

(3) we issue to all or substantially all holders of our common stock rights, warrants or options entitling them to subscribe for or purchase, for a period expiring not more than 60 days after the date of distribution, shares of our common stock (or securities convertible into our common stock) at less than the average common stock price for the ten trading days immediately preceding the date that such distribution was first publicly announced; provided that no adjustment will be made if holders of the notes are entitled to participate in the distribution on substantially the same terms as holders of our common stock as if such noteholders had converted their notes solely into common stock immediately prior to such distribution at the then applicable conversion price;

(4) we distribute to all or substantially all holders of our common stock evidences of our indebtedness, shares of our capital stock (other than shares of our common stock), other securities or other assets, or rights, warrants or options to subscribe for or purchase any of our securities, excluding: (a) those rights, warrants or options referred to in clause (3) above; (b) any dividend or distribution paid in cash referred to in clause (5) below; and (c) those dividends, distributions, subdivisions and combinations referred to in clauses (1) and (2) above; provided that no adjustment will be made if holders of the notes are entitled to participate in the distribution on substantially the same terms as holders of our common stock as if such noteholders had converted their notes solely into common stock immediately prior to such distribution at the then applicable conversion price;

(5) we declare a cash dividend or cash distribution during any of our quarterly fiscal periods to all or substantially all of the holders of our common stock, in an aggregate amount that together with other cash dividends or distributions made during such quarterly fiscal period, exceeds the product of $0.09 (appropriately adjusted from time to time for any share dividends on or subdivisions of our common stock) multiplied by the number of shares of common stock outstanding on the record date for such distribution. If we declare such a cash dividend or cash distribution, the conversion price shall be decreased to equal the price determined by multiplying the conversion price in effect immediately prior to the record date for such dividend or distribution by the following fraction:

(Pre-Dividend Sale Price — Dividend Adjustment Amount)
(Pre-Dividend Sale Price)

; or

(6) we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock where the cash and value of any other consideration included in the payment per share exceeds the common stock price on the last day on which tenders or exchanges may be made pursuant to the tender or exchange offer.

“Pre-Dividend Sale Price” means the average common stock price for the three consecutive trading days ending on the trading day immediately preceding the record date for such dividend or distribution.

“Dividend Adjustment Amount” means the amount of the dividend or distribution to the extent payable in cash applicable to one share of our common stock that exceeds $0.09 (appropriately adjusted from time to time for any share dividends on or subdivisions of our common stock).

If we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, then the conversion price will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing share price of those securities (where such closing sale prices are available) for the ten trading days commencing on and including the fifth trading day after the “ex-dividend date” for such distribution on the Nasdaq Global Select Market or such other national or regional exchange or market on which the securities are listed or quoted.

If we reclassify our common stock or we are a party to a consolidation, merger, share exchange, sale of all or substantially all of our properties and assets or other similar transaction, in each case pursuant to which the shares of our common stock are converted into cash, securities, or other property (each such transaction, a “business combination”), then at the effective time of the transaction, a holder’s right to convert its notes into cash and, if applicable, shares of our common stock will be changed into a right to convert such notes into the kind and amount of cash, securities and other property that such holder would have received if such holder had converted such notes solely into shares of our common stock at the then applicable conversion price immediately prior to the effective date of such business combination. In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such business combination, we will make adequate provision whereby the holders of the notes shall have a reasonable opportunity to determine the form of consideration into which all of the notes, treated as a single class, shall be convertible from and after the effective date of such business combination. Such determination shall be based on the weighted average of elections made by holders of the notes who participate in such determination, shall be subject to any limitations to which all of the holders of our common stock are subject, such as pro-rata reductions applicable to any portion of the consideration payable in such business combination and shall be conducted in such a manner as to be completed by the date which is the earlier of (a) the deadline for elections to be made by our stockholders, and (b) two trading days prior to the anticipated effective date. We will provide notice of the opportunity to determine the form of such consideration, as well as notice of the determination made by holders of the notes (and the weighted average of elections), by issuing a press release, or providing other notice deemed appropriate by us, and by providing a copy of such notice to the trustee. In the event the effective date is delayed more than 10 days beyond the initially anticipated effective date, holders of the notes shall be given the opportunity to make subsequent similar determinations in regard to such delayed effective date. We may not become a party to any such transaction unless its terms are materially consistent with the preceding. None of the foregoing provisions shall affect the right of a holder of notes to convert its notes prior to the effective date of the business combination.

To the extent that any rights plan adopted by us is in effect upon conversion of the notes into cash or shares of common stock, you will receive, in addition to such cash or shares of our common stock, the rights under the rights plan, unless the rights have separated from our common stock at the time of conversion and, as a result, upon conversion of the notes into shares of our common stock, you would not be entitled to receive the rights, then in such case the conversion price will be adjusted as if we distributed shares of our common stock, evidences of indebtedness or assets to all holders of our common stock as described above.

Notwithstanding the foregoing, in no event will the conversion price be less than $27.24 per share, subject to adjustments in the same manner as the conversion price as described in clauses (1) through (6) above.

The conversion price will not be adjusted for the issuance of our common stock (or securities convertible into or exchangeable for our common stock), except as described above. For example, the conversion price will not be adjusted upon the issuance of shares of our common stock:

•	under any present or future employee or director benefit, equity or incentive compensation plan or program of ours; or

•

pursuant to the exercise of any option, warrant or right to purchase our common stock, the exchange of any exchangeable security for our common stock or the conversion of any convertible security into our common stock, in each case so long as such option, warrant, right to purchase, exchangeable security or convertible security is outstanding as of the date the notes are first issued.

We will not issue fractional shares of common stock to a holder who converts a note. In lieu of issuing fractional shares, we will pay cash based on the current market value of the fractional shares as provided in the indenture.

If we make a distribution of property to our shareholders that would be taxable to them as a dividend for U.S. federal income tax purposes and the conversion price is decreased, this decrease will generally be deemed to be the receipt of taxable income by U.S. holders (as defined in “Material U.S. Federal Income Tax Considerations”) of the notes and would generally result in withholding taxes for non-U.S. holders (as defined in “Material U.S. Federal Income Tax Considerations”). See “Material U.S. Federal Income Tax Considerations — U.S. Holders — Constructive Distributions.”

We may from time to time reduce the conversion price if our board of directors determines that this reduction would be in the best interests of Boston Private. Any such determination by our board of directors will be conclusive. Any such reduction in the conversion price must remain in effect for at least 20 trading days or such longer period as may be required by law. In addition, we may from time to time reduce the conversion price if our board of directors deems it advisable to avoid or diminish any income tax to holders of our common stock resulting from any stock or rights distribution on our common stock.

We will not be required to make an adjustment in the conversion price unless the adjustment would require a change of at least 1% in the conversion price. However, we will carry forward any adjustments that are less than 1% of the conversion price and make such carried-forward adjustments, regardless of whether the aggregate amount is less than 1%, within one year of the first such carried-forward adjustment, and upon a fundamental change, redemption or conversion or upon maturity.

Optional Redemption of the Notes

Prior to July 16, 2009, the notes will not be redeemable. On or after July 16, 2009, we may redeem the notes, in whole at any time, or in part from time to time, for cash at a price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest and additional interest, if any, to, but excluding, the redemption date. We will give notice of redemption not less than 30 days nor more than 60 days prior to the redemption date to holders of the notes.

If we choose to redeem less than all of the notes at any time, the trustee will select or cause to be selected the notes to be redeemed, on a pro rata basis, by lot, or by any method that it deems fair and appropriate. In the event of a partial redemption, the trustee may select for redemption portions of the principal amount of any note in principal amounts of $1,000 and integral multiples thereof.

For a discussion of the tax treatment to a holder of the notes upon optional redemption by us, see “Material U.S. Federal Income Tax Considerations — U.S. Holders — Sale, Exchange, Redemption or Other Disposition of Notes” and “—Non-U.S. Holders — Sale, Exchange, Redemption, Conversion or Other Disposition of Notes.”

Repurchase of Notes at the Option of the Holder

A holder has the right to require us to repurchase all or a portion of its notes on July 15, 2009, October 15, 2009, January 15, 2010, April 15, 2010, July 15, 2010, July 15, 2012, July 15, 2017 and July 15, 2022. We will repurchase the notes as to which these repurchase rights are exercised for cash in an amount equal to 100% of the principal amount of the notes plus accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date.

We will be required to give notice on a date not less than 30 business days prior to each date of repurchase to the trustee and all holders at their addresses shown in the security register, and to beneficial owners as required by applicable law, stating among other things, the procedures that holders must follow to require us to repurchase their notes. Such notice procedures will be modified to conform to the applicable procedures of the depositary for notes held in global form.

For a discussion of the tax treatment of a holder exercising the right to require us to repurchase notes, see “Material U.S. Federal Income Tax Considerations — U.S. Holders — Sale, Exchange, Redemption or Other Disposition of Notes” and “—Non-U.S. Holders — Sale, Exchange, Redemption, Conversion or Other Disposition of Notes.”

The repurchase notice given by a holder electing to require us to repurchase its notes may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the date of repurchase.

Payment of the repurchase price for the notes will be made promptly following the later of the date of repurchase and the time of delivery or book entry transfer of the notes.

If the paying agent holds money sufficient to pay the repurchase price of the note on the business day following the date of repurchase in accordance with the terms of the indenture, then, immediately after the date of repurchase, the note will cease to be outstanding, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the note.

Our ability to repurchase notes may be limited by the terms of our then existing indebtedness or financing agreements. If we are obligated to repurchase the notes, we cannot assure you that we will be able to obtain all required consents under our then existing indebtedness or have available funds sufficient to repay indebtedness, if any, that restricts the repurchase of the notes and to pay the repurchase price for all the notes we may be required to repurchase. Our ability to pay cash to holders electing to require us to repurchase the notes also may be limited by our then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. We would need to seek third-party financing to the extent we do not have available funds to meet our repurchase obligations. However, there can be no assurance that we would be able to obtain any such financing on acceptable terms or at all. See “Risk Factors — Risks Related to the Notes.”

No notes may be repurchased at the option of holders if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the repurchase price with respect to such notes.

Repurchase at Option of Holders Upon a Fundamental Change

If a “fundamental change” as defined below occurs, you will have the right, at your option, to require us to repurchase all of your notes not previously converted or called for redemption, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date. If the repurchase date falls after a regular record date and before the corresponding interest payment date, interest (including additional interest, if any) will be paid to the record holder of the notes.

No later than 20 calendar days prior to the date on which a fundamental change is expected to occur (or a transaction constituting a fundamental change is expected to become effective), we are obligated to give to you notice of the fundamental change and of the repurchase and any conversion rights arising as a result of the fundamental change. We must also deliver a copy of this notice to the trustee. To exercise the repurchase right, you must deliver on or before the close of business on the business day prior to the repurchase date written notice to the trustee of your exercise of your repurchase right, together with the notes with respect to which the right is being exercised. We are required to repurchase the notes on the date that is 30 business days after the date on which the fundamental change occurs (or on which the transaction constituting the fundamental change becomes effective).

A fundamental change will be deemed to have occurred at any time after the notes are originally issued if any of the following occurs:

•

any person acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

•

we merge or consolidate with or into any other person, any merger of another person into us or we convey, sell, transfer, lease or otherwise dispose of all or substantially all of our properties and assets to another person, other than:

(i)	any transaction involving a merger or consolidation that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock and pursuant to which the holders of 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation, or a direct or indirect parent of such continuing or surviving corporation, immediately after the transaction; or

(ii)	any transaction effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock into solely shares of common stock; or

•

the common stock into which the notes are convertible ceases to be listed on the Nasdaq Global Select Market and is not listed on an established national securities exchange or automated over-the-counter trading market in the United States; or

•	our stockholders pass a resolution approving a plan of liquidation, dissolution or winding up.

Notwithstanding the foregoing, a fundamental change under the first and second bullet point above will not be deemed to have occurred if the consideration for our common stock (excluding any cash payments for fractional shares or pursuant to dissenters’ appraisal rights) consists solely of shares of publicly traded common stock or any associated rights listed on the Nasdaq Global Select Market or on an established national securities exchange or automated over-the-counter trading market in the United States, or which will be so traded or quoted when issued or exchanged in connection with the fundamental change, and as a result of such transaction or transactions the notes become convertible solely into such common stock.

For purposes of these provisions:

•	whether a person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act; and

•	“person” includes any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

The rules and regulations promulgated under the Exchange Act require the dissemination of prescribed information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to you. We will comply with this rule to the extent it applies at that time.

The definition of fundamental change includes the conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets, subject to certain exceptions set forth above. There is no precise, established legal definition of the phrase “substantially all.” The phrase will likely be interpreted under applicable state law and will depend on particular facts and circumstances. As a result of the uncertainty as to the definition of the phrase “substantially all,” we cannot assure you how a court would interpret this phrase if you elect to exercise your rights following the occurrence of a transaction that you believe constitutes a transfer of “substantially all” of our properties and assets. Accordingly, your ability to require us to repurchase your notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our properties and assets may be uncertain.

The foregoing provisions would not necessarily provide you with protection if we are involved in a highly leveraged or other transaction that may adversely affect you.

This fundamental change repurchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change repurchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is a result of negotiations between us and the initial purchasers.

If holders elect to have us repurchase notes upon a fundamental change, we may not have the financial resources, or be able to arrange financing, to pay the repurchase price in cash for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. If we were to fail to repurchase the notes when required following a fundamental change, an event of default under the indenture would occur.

Mergers and Sales of Assets by Boston Private

We may not consolidate with or merge into any other entity or convey, transfer, sell or lease our properties and assets substantially as an entirety to any entity, and we may not permit any entity to consolidate with or merge into us unless:

•

the entity formed by such consolidation or into or with which we are merged or the entity to which our properties and assets are so conveyed, transferred, sold or leased shall be a corporation organized and existing under the laws of the United States, any state within the United States or the District of Columbia and, if we are not the surviving entity, the surviving entity assumes the payment of the principal of, and interest (including additional interest, if any) on the notes and the performance of our other covenants under the indenture; and

•

immediately after giving effect to the transaction, no event of default, and in event that, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing; and

•	other conditions specified in the indenture are met.

When such an entity assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture.

Events of Default

The following will be events of default under the indenture:

•

our failure to pay the principal of any note, when it becomes due and payable, at the stated maturity, upon acceleration, upon redemption or otherwise (including the failure to make cash payments due upon conversion, or make a payment to repurchase notes tendered pursuant to a fundamental change or the failure to repurchase notes at your option on July 15, 2009, October 15, 2009, January 15, 2010, April 15, 2010, July 15, 2010, July 15, 2012, July 15, 2017 and July 15, 2022);

•	our failure to pay any interest, including any additional interest, if any, on any note when due, which failure continues for 30 days;

•	our failure to comply with our obligation to convert any notes into cash and, if applicable, shares of our common stock as provided pursuant to the indenture, which failure continues for 15 days;

•	our failure to provide timely notice of a fundamental change;

•	our failure to perform any other covenant in the indenture, which failure continues for 60 days following notice as provided in the indenture;

•

any indebtedness under any bonds, debentures, notes or other evidences of indebtedness for money borrowed, or any guarantee thereof, by us or any of our significant subsidiaries, in an aggregate principal amount in excess of $15 million is not paid when due either at its stated maturity or upon acceleration thereof, and such indebtedness is not discharged, or such acceleration is not rescinded or annulled, within a period of 30 days after notice as provided in the indenture; and

•	certain events of bankruptcy, insolvency or reorganization involving us or any of our significant subsidiaries.

The term “significant subsidiary” means a subsidiary that would constitute a “significant subsidiary” as such term is defined under Rule 1-02 of Regulation S-X under the Securities Act and the Exchange Act.

Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holder, unless the holder shall have offered reasonable indemnity to the trustee. Subject to providing indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

If an event of default, other than an event of default arising from events of insolvency, bankruptcy or reorganization, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may accelerate the maturity of all notes. After such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding notes may, however, under certain circumstances, rescind and annul the acceleration if we have paid or deposited with the trustee a sum sufficient to pay all overdue interest (and any interest on the overdue interest), the principal on any notes that have become due otherwise than as a result of the acceleration and any expenses and advances of the trustee; and if all events of default, other than the non-payment of principal of and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture. If an event of default arising from events of insolvency, bankruptcy or reorganization occurs, then the principal of, and accrued interest (including additional interest, if any) on, all the notes will automatically become immediately due and payable without any declaration or other act on the part of the holders of the notes or the trustee. For information as to waiver of defaults, see “— Meetings, Modification and Waiver” below.

Notwithstanding the foregoing, the indenture will provide that, to the extent elected by us, the sole remedy for an event of default relating to the failure to comply with the reporting obligations in the indenture, which are described below under the caption “— Reports,” and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act, will for the first 365 days after the occurrence of such an event of default consist exclusively of the right to receive special interest on the notes at an annual rate equal to 0.50% of the principal amount of the notes. This special interest will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date following the date on which the special interest began to accrue on any notes. The special interest will accrue on all outstanding notes from and including the date on which an event of default relating to a failure to comply with the reporting obligations in the indenture first occurs to but not including the 365th day thereafter (or such earlier date on which the event of default shall have been cured or waived). On such 365th day (or earlier, if the event of default relating to the reporting obligations is cured or waived prior to such 365th day), such special interest will cease to accrue and, if the event of default relating to reporting obligations has not been cured or waived prior to such 365th day, the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders in the event of the occurrence of any other event of default. In the event we do not elect to pay special interest upon an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

If we elect to pay special interest in connection with an event of default relating to the failure to comply with reporting obligations in the indenture, which are described below under “— Reports,” and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act in accordance with the immediately preceding paragraph, we will notify all holders of notes and the trustee and paying agent of such election on or before the close of business on the date on which such event of default first occurs.

You will not have any right to institute any proceeding with respect to the indenture, or for any remedy under the indenture, unless:

•	you give the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request and offered indemnity reasonably satisfactory to the trustee to institute proceedings;

•	the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with the written request; and

•	the trustee shall have failed to institute such proceeding within 60 days of the written request.

These limitations do not, however, apply to a suit instituted by you for the enforcement of payment of the principal of or interest, including additional interest, on your notes on or after the respective due dates expressed in your notes or your right to convert your notes in accordance with the indenture.

We will be required to furnish to the trustee annually a statement as to the performance of certain of our obligations under the indenture and as to any default in such performance.

Meetings, Modification and Waiver

The indenture contains provisions for convening meetings of the holders of notes to consider matters affecting their interests.

Certain limited modifications and amendments of the indenture may be made without the necessity of obtaining the consent of the holders of the notes. Other modifications and amendments of the indenture may be made, compliance by us with certain restrictive provisions of the indenture may be waived and any past defaults by us under the indenture (except a default in the payment of principal or interest, including additional interest, if any) may be waived with the written consent of the holders of not less than a majority in aggregate principal amount of the notes at the time outstanding.

A modification or amendment, however, requires the consent of the holder of each outstanding note affected by such modification or amendment if it would:

•	change the stated maturity of the principal of, or any installment of interest on, a note;

•	reduce the principal amount of, or rate of interest payable on, any note;

•	reduce the amount payable upon a redemption or mandatory repurchase of notes;

•	reduce the amount of principal payable upon acceleration of the maturity of the note;

•	modify the provisions with respect to the repurchase rights of holders of notes in a manner adverse to the holders;

•	modify our right to redeem the notes in a manner adverse to the holders;

•

modify in a manner adverse to the holders the provisions of the indenture relating to our requirement to repurchase notes (i) upon a fundamental change after the occurrence thereof or (ii) on July 15, 2009, October 15, 2009, January 15, 2010, April 15, 2010, July 15, 2010, July 15, 2012, July 15, 2017 and July 15, 2022;

•	change the place or currency of payment on a note;

•	impair the right to institute suit for the enforcement of any payment on any note;

•	modify our obligation to maintain an office or agency in The City of New York;

•	adversely affect the right to convert the notes other than a modification or amendment required by the terms of the indenture;

•

modify in a manner adverse to the holders our obligation to deliver information required under Rule 144A of the Securities Act to permit resales of the notes and common stock issued upon conversion of the notes if we cease to be subject to the reporting requirements under the Exchange Act;

•	reduce the above-stated percentage of the principal amount of outstanding notes whose holders’ consent is needed to modify or amend the indenture; or

•	reduce the percentage of the principal amount of outstanding notes whose holders’ consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults.

Payment

We will make all payments of principal and interest on the notes by dollar check drawn on an account maintained at a bank in The City of New York. If you hold registered notes with a face value greater than $2,000,000, at your request we will make payments of principal or interest to you by wire transfer to an account maintained by you at a bank in The City of New York. Payment of any interest on the notes will be made to the entity in whose name the note, or any predecessor note, is registered at the close of business on January 1 or July 1, whether or not a business day, immediately preceding the relevant interest payment date (a “regular record date”). If you hold registered notes with a face value in excess of $2,000,000 and you would like to receive payments by wire transfer, you will be required to provide the trustee with wire transfer instructions at least 15 days prior to the relevant payment date. Payments made to DTC as holder of one or more global notes will be made by wire transfer.

Payments on any global note registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including any global note, are registered as the owners for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any of our agents or the trustee’s agents has or will have any responsibility or liability for:

•

any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in a global note, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in a global note; or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

We will not be required to make any payment on the notes due on any day that is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.

We have initially appointed the trustee as paying agent and conversion agent. We may terminate the appointment of any paying agent or conversion agent and appoint additional or other paying agents and conversion agents. Until, however, the notes have been delivered to the trustee for cancellation, or moneys sufficient to pay the principal of and interest (including additional interest, if any) on the notes have been made available for payment and either paid or returned to us as provided in the indenture, we will maintain an office or agency in The City of New York for surrender of notes for conversion. Notice of any termination or appointment and of any change in the office through which any paying agent or conversion agent will act will be given in accordance with “— Notices” below.

All moneys deposited with the trustee or any paying agent or then held by us, in trust for the payment of principal of or interest (including additional interest, if any) on any notes that remain unclaimed at the end of two years after the payment has become due and payable will be repaid to us, and you will then look only to us for payment.

Purchase of Notes by Boston Private

We may, to the extent permitted by applicable law, at any time purchase notes in the open market, by tender at any price or by private agreement. Any note that we purchase will be surrendered to the trustee for cancellation.

Surrender and Cancellation of Notes

All notes surrendered for payment, redemption, registration of transfer, exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

Notices

Notice to holders of the registered notes will be given to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Notice of a redemption of notes will be given not less than 30 or more than 60 days prior to the redemption date and will specify, among other things, the redemption date and the price at which the notes are to be redeemed. A notice of redemption of the notes will be irrevocable.

Replacement of Notes

We will replace any note that becomes mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated note or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the note before a replacement note will be issued.

Payment of Stamp and Other Taxes

We will pay all stamp and other duties, if any, that may be imposed by the United States or any political subdivision or taxing authority thereof with respect to the issuance, transfer, exchange or conversion of the notes. We will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision or taxing authority thereof in connection with the notes.

Registration Rights

On the date we originally issued the notes, we entered into a registration rights agreement with the initial purchasers. The following summary of certain provisions of the registration rights agreement is not complete and is subject to, and qualified in its entirety by reference to, all the provisions of the registration rights agreement, which is included as an exhibit to the registration statement.

In the registration rights agreement we agreed, for the benefit of the holders of the notes and the shares of common stock issuable upon conversion of the notes (the “registrable securities”), that we would, at our expense:

•	file with the SEC, within 135 days after the date the notes are originally issued, a shelf registration statement covering resales of the registrable securities;

•	use reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act within 180 days after the date the notes are originally issued; and

•

use reasonable efforts to keep effective the shelf registration statement until the earliest of (i) the date when all registrable securities covered by the shelf registration statement have been sold in accordance with the shelf registration statement, (ii) the date when the holders are able to sell or transfer to the public all registrable securities immediately without restriction pursuant to Rule 144 of the Securities Act, or (iii) two years after the last date of original issuance of the notes.

We may suspend the use of this prospectus during prescribed periods of time for business reasons, including acquisitions and divestitures of assets, pending corporate developments, public filings with the SEC and similar events. The periods during which we can suspend the use of the prospectus may not, however, exceed a total of 45 days in any 90-day period or a total of 90 days in any 365-day period. We will provide to each holder of registrable securities copies of this prospectus, promptly notify each holder when the shelf registration statement has become effective and take certain other actions required to permit public resales of the registrable securities.

We will pay predetermined additional interest (i) if the shelf registration statement is not timely filed or made effective, or (ii) after effectiveness, if we fail to make certain filings required by the registration rights agreement or the prospectus is unavailable for periods in excess of those permitted above or as described in the registration rights agreement. The rates at which additional interest will accrue will be as follows:

•	0.25% of the aggregate principal amount of the notes per annum to and including the 90th day after the registration default; and

•	0.50% of the aggregate principal amount of the notes per annum from and after the 91st day after the registration default.

In no event will additional interest accrue at a rate per year exceeding 0.50%. If a holder has converted some or all of its notes into common stock, the holder will not be entitled to receive any additional interest with respect to such common stock or the principal amount of the notes converted. In addition, in no event will additional interest be payable in connection with the failure to register the common stock deliverable upon conversion of the notes. For avoidance of doubt, if we fail to register both the notes and the common stock deliverable upon conversion of the notes, any additional interest will be payable in connection with the failure to register the notes.

A holder who elects to sell any registrable securities pursuant to the shelf registration statement:

•	must complete a notice and questionnaire, available from us upon request;

•	is required to be named as a selling security holder in the related prospectus;

•	may be required to deliver a prospectus to purchasers;

•	may be subject to certain civil liability provisions under the Securities Act in connection with those sales; and

•	will be bound by the provisions of the registration rights agreement that apply to a holder making such an election, including certain indemnification provisions.

Upon receipt of a completed notice and questionnaire, together with such other information as we may reasonably request, from a beneficial owner after the effectiveness of the shelf registration statement, we will file within five days such amendments to the shelf registration statement or supplements to the related prospectus as are necessary to permit such beneficial owner to deliver such prospectus to purchasers of registrable securities, subject to our right to suspend the use of the prospectus, provided that we will not be required to file a post-effective amendment solely for the purpose of naming a holder as a selling securityholder in the shelf registration statement more than one time in any calendar quarter for all beneficial owners.

We have agreed in the registration rights agreement to use our reasonable efforts to cause the shares of common stock issuable upon conversion of the notes to be listed on the Nasdaq Global Select Market.

Reports

We will be required to file with the trustee, within 15 days after filing the same with the SEC, copies of our annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which we file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. In the event we are at any time no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will file all reports, if any, as may be required by the provisions of Section 314(a) of the Trust Indenture Act with the trustee.

Governing Law

The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

The Trustee

U.S. Bank National Association has agreed to serve as the trustee, registrar, paying agent and conversion agent under the indenture. U.S. Bank National Association is also a participant in our $75 million syndicated credit facility and from time to time has performed or provided and will perform and provide general commercial banking services for us and our subsidiaries. The trustee will be permitted to deal with us and any of our affiliates with the same rights as if it were not trustee. Under the Trust Indenture Act, however, if the trustee acquires a conflicting interest and there exists a default with respect to the notes, the trustee must eliminate such conflict or resign.

The holders of a majority in aggregate principal amount of all outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. Any such direction may not, however, conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

If an event of default occurs and is continuing, the trustee will be required to use the same degree of care in the exercise of its powers as a prudent person would exercise or use in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of notes, unless they shall have furnished to the trustee reasonable security or indemnity.

Form, Denomination and Registry

The notes are issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and integral multiples of $1,000.

Global Note, Book-Entry Form

The notes are evidenced by one or more global notes, which have been deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC. Except as set forth below, record ownership of a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. Some of the participants or their representatives, together with other entities, own DTC. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly (called “indirect participants”).

DTC or its nominee is considered the sole owner and holder of the global notes for all purposes. Except as otherwise provided in this section, as a holder of a beneficial interest in the global notes, you will not be entitled to have notes represented by the global note registered in your name, will not receive physical delivery of certificated securities and will not be considered to be the owner or holder of a global note or any note it represents for any purpose.

We expect that, pursuant to procedures established by DTC, upon the deposit of a global note with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global note to the accounts of participants. The initial purchasers will designate the accounts to be credited. Ownership of beneficial interests in a global note is limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in a global note is shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of notes take physical delivery of such notes in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in a global note to such persons.

Transfers between participants in DTC are effected in the ordinary way in accordance with DTC rules and are settled in same-day funds.

We will make cash payments of interest on and principal of and the redemption or repurchase price of a global note, as well as any payment of additional interest, to Cede & Co. We will make these payments by wire transfer of immediately available funds on each payment date.

We have been informed that DTC’s practice is to credit participants’ accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by a global note as shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by a global note held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in street name.

We will send any redemption notices to Cede & Co. We understand that if less than all the notes are being redeemed, DTC’s practice is to determine by lot the amount of the holdings of each participant to be redeemed.

We also understand that neither DTC nor Cede & Co, will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for conversion, only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the notes represented by the global note as to which such participant or participants has or have given such direction. Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by a global note to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

The global notes will not be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee, unless DTC is unwilling, unable or no longer qualified to continue acting as the depositary for the global note or an event of default with respect to the notes represented by the global notes has occurred and is continuing and DTC notifies the trustee of its decision to exchange the global note for certificated notes. In those circumstances, DTC will exchange the global note for certificated notes that it will distribute to its participants.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a clearing corporation within the meaning of the Uniform Commercial Code, as amended; and

•	a clearing agency registered pursuant to the provisions of Section 17A of the Exchange Act.

The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note.

DESCRIPTION OF OTHER INDEBTEDNESS

Credit Facility

As of September 30, 2007, we had a $75.0 million committed line of credit with an unaffiliated bank. We are required to maintain various loan covenants in conjunction with the revolving credit agreement. As of September 30, 2007 we were in compliance with these covenants and there were no outstanding borrowings under this line of credit. The existing $75.0 million committed line of credit will expire in December 2007. We are currently negotiating the renewal of this line of credit.

Trust Preferred Securities

On September 27, 2005, we issued $100 million in fixed/floating rate trust preferred securities through Boston Private Capital Trust II, a newly created Delaware statutory trust subsidiary (“Trust II”). Trust II’s preferred securities pay interest quarterly and have an annual distribution rate of 6.25% up to, but not including, December 30, 2010. Subsequently, Trust II’s preferred securities will convert to a floating rate of a three-month London Inter Bank Offering Rate (“LIBOR”) plus 1.68%, provided, however, that the interest rate does not exceed the highest rate permitted by New York law, and may be modified by the United States law of general application. The Trust II’s preferred securities mature on December 30, 2035, and may not be redeemed prior to or on December 30, 2010, except that they may be redeemed at any time upon the occurrence and continuation of certain special events.

On October 5, 2004 we issued $75 million of convertible trust preferred securities through Boston Private Capital Trust I, a newly created Delaware statutory trust subsidiary (“Trust I”). The convertible trust preferred securities have a liquidation amount of $50.00 per security, pay interest quarterly and have a fixed distribution rate of 4.875%. The quarterly distributions are cumulative. The junior subordinated convertible debentures will mature on October 1, 2034. The Company also granted the initial purchasers an option to purchase up to an additional $30 million of convertible trust preferred securities, which was exercised on November 1, 2004. The trust preferred securities may not be redeemed prior to October 1, 2009, except that they may be redeemed at any time upon the occurrence of certain special events. The trust preferred securities may be redeemed in whole at any time or in part from time to time on or after October 1, 2009 if the closing price of Boston Private’s common stock for 20 trading days in a period of 30 consecutive trading days ending on the trading day prior to the mailing of the redemption notice exceeds 130% of the then prevailing conversion price of the trust preferred securities.

In connection with our acquisition of FPB, we assumed the outstanding amount of FPB’s junior subordinated debentures of $6 million. The trust preferred securities have a floating rate based on the 3 month LIBOR plus a margin of 3.15% with a maximum rate of 11.75% and pay interest quarterly. The junior subordinated debentures will mature on March 26, 2033, and may not be redeemed prior to, or on March 26, 2008, except that they may be redeemed, in whole or in part from time to time, upon the occurrence and continuation of certain special events.

In connection with our acquisition of Gibraltar, we assumed the outstanding amount of Gibraltar’s junior subordinated debentures of $16 million. The trust preferred securities pay interest quarterly at a floating rate based on the 3 month LIBOR plus a margin of 2.27%. The junior subordinated debentures will mature on February 23, 2035, and may not be redeemed prior to, or on February 23, 2010, except that they may be redeemed, in whole or in part from time to time, upon the occurrence and continuation of certain special events.

In connection with our acquisition of Charter, we assumed the outstanding amount of Charter’s junior subordinated debentures of $4 million. The trust preferred securities pay interest quarterly at a floating rate based on the 3 month LIBOR plus a margin of 2.85%. The junior subordinated debentures will mature on Januray 7, 2034, and may not be redeemed prior to, or on January 7, 2009, except that they may be redeemed, in whole or in part from time to time, upon the occurrence and continuation of certain special events

Our aggregate principal amount of outstanding trust preferred securities at September 30, 2007 was $238.0 million.

Federal Home Loan Bank Advances

Boston Private Bank is a member of the Federal Home Loan Bank (“FHLB”) of Boston. Borel and FPB are members of the FHLB of San Francisco. Gibraltar is a member of the FHLB of Atlanta. Charter is a member of the FHLB of Seattle. As members of a FHLB, the Banks have access to short and long-term borrowings. As of September 30, 2007, Boston Private Bank had $373.3 million of borrowings outstanding. As of September 30, 2007, Borel had $25.0 million of borrowings outstanding. FPB had no outstanding borrowings at September 30, 2007. Gibraltar had $342.6 million of borrowings outstanding at September 30, 2007. Charter had $37.0 million of borrowings outstanding at September 30, 2007. The FHLB requires us to pledge collateral in connection with obtaining FHLB advances. Borrowings from the FHLB are secured by the Bank’s stock in the FHLB and a blanket lien on “qualified collateral” defined principally as a percentage of the principal balance of certain types of mortgage loans. The percentage of collateral allowed varies between 50% and 75% based on the type of the underlying collateral.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms and provisions of Boston Private’s common stock. It may not contain all the information that is important to you. Therefore, you should read Boston Private’s articles of organization and by-laws which have been filed with the SEC.

Authorized Capital

Our authorized capital stock consists of 70,000,000 shares of common stock, par value $1.00 per share, and 2,000,000 shares of preferred stock, par value $1.00 per share. As of September 30, 2007, 37,402,022 shares of our common stock were issued and outstanding and no shares were held in our treasury. No shares of our preferred stock are issued and outstanding.

Common Stock

General

Under Boston Private’s articles of organization, Boston Private has authority, without further shareholder action, to provide for the issuance of up to 70,000,000 shares of common stock, par value $1.00 per share. Boston Private may amend its articles of organization from time to time to increase the number of authorized shares of common stock. Any such amendment would require the approval of the holders of a majority of Boston Private’s stock entitled to vote. Boston Private’s common stock is listed on the NASDAQ Global Select Market under the symbol “BPFH.”

Dividends

Subject to the preferential rights of any other class or series of stock, holders of shares of Boston Private’s common stock will be entitled to receive dividends, if and when they are authorized and declared by Boston Private’s board of directors, out of assets that Boston Private may legally use to pay dividends.

Voting Rights

Except as otherwise required by-law and except as provided by the terms of any other class or series of stock, holders of common stock have the exclusive power to vote on all matters presented to Boston Private’s shareholders, including the election of directors. Holders of common stock are entitled to one vote per share. There is no cumulative voting in the election of Boston Private’s directors, which means that, subject to any rights to elect directors that are granted to the holders of any class or series of preferred stock, a plurality of the votes cast at a meeting of shareholders at which a quorum is present is sufficient to elect a director.

Preemptive Rights

Holders of Boston Private’s common stock do not have preemptive rights under the Massachusetts Business Corporation Law, or Boston Private’s articles of organization or by-laws.

Liquidation/Dissolution Rights

In the event Boston Private is liquidated, dissolved or Boston Private’s affairs are wound up, and subject to the preferential rights of any other class or series of stock, holders of shares of Boston Private’s common stock are entitled to receive, in cash or in kind, in proportion to their holdings, the assets that Boston Private may legally use to pay distributions after Boston Private pays or makes adequate provision for all of Boston Private’s debts and liabilities.

Transfer Agent

The transfer agent and registrar for the common stock is Computershare, Inc., in Canton, Massachusetts.

Preferred Stock

Under our articles of organization, we are authorized to issue 2,000,000 shares of preferred stock, par value $1.00 per share, all of which is currently undesignated. Subject to limitations of the Massachusetts Business Corporation Law and our articles of organization and by-laws, the board may determine the number of shares constituting each series of preferred stock and the designation, preferences, voting powers, qualifications, and special or relative rights or privileges of that series. These may include provisions concerning voting rights, dividends, redemption rights, dissolution or the distribution of assets, conversion or exchange and other subjects or matters as may be fixed by resolution of the board. Our board of directors is authorized to issue, without shareholder approval, shares of preferred stock from time to time in one or more series.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

BY REASON OF TREASURY DEPARTMENT CIRCULAR 230, WE ARE REQUIRED TO NOTIFY YOU THAT (i) ANY DISCUSSION OF U.S. FEDERAL INCOME TAX ISSUES CONTAINED OR REFERRED TO IN THIS PROSPECTUS AND RELATED MATERIALS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”); (ii) ANY SUCH DISCUSSION IS BEING USED IN CONNECTION WITH THE PROMOTION OR MARKETING BY US OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (iii) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

This section is a discussion of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and the common stock into which the notes may be converted. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of purchasing, owning or disposing of the notes or common stock. The summary generally applies only to investors that purchase notes in the initial offering at their issue price, which is the first price at which a substantial amount of the notes is sold for money to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and that hold the notes and common stock as “capital assets” (generally, for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code, or a U.S. Holder (as defined below) whose “functional currency” is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which may be subject to special rules (such as certain former citizens or residents of the United States, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, and persons holding notes or common stock as part of a hedging or conversion transaction or a straddle, or persons deemed to sell notes or common stock under the constructive sale provisions of the Code). Finally, the summary does not describe the effect of the U.S. federal estate and gift tax laws or the effects of any applicable foreign, state or local laws.

INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF U.S. FEDERAL ESTATE OR GIFT TAX LAWS, FOREIGN, STATE AND LOCAL LAWS, AND TAX TREATIES.

U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of notes or common stock that for U.S. federal income tax purposes is (1) an individual who is a citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any State of the United States, including the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if it is subject to the primary supervision of a U.S. court and the control of one of more United States persons (as defined for U.S. federal tax purposes) or has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person. A “non-U.S. Holder” is a beneficial owner of notes or common stock that is not a U.S. Holder or a partnership, as described in the following sentence. If a partnership (including for this purpose any entity, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of notes or common stock acquired upon conversion of a note, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A holder of a note or common stock acquired upon conversion of a note that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of the notes and the common stock into which the notes may be converted.

Taxation of Interest

U.S. Holders will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with their regular method of tax accounting. In general, if the terms of a debt instrument entitle a holder to receive payments (other than fixed periodic interest) that exceed the issue price of the instrument, the holder may be required to recognize additional amounts as “original issue discount” over the term of the instrument. We believe that the notes will not be issued with original issue discount for U.S. federal income tax purposes. We may be required to make payments of additional interest to holders of the notes if (i) we do not file, or cause to be declared or keep effective, a registration statement, as described under “Description of Notes—Registration Rights” above or (ii) if we fail to comply with certain reporting obligations described under “Description of Notes—Events of Default” above. We believe that there is only a remote possibility that we would be required to pay additional interest, or that if such additional interest were required to be paid, it would be an incidental amount, and therefore do not intend to treat the notes as subject to the special rules governing certain contingent payment debt instruments (which, if applicable, would affect the timing, amount and character of income with respect to a note). Our determination in this regard, while not binding on the IRS, is binding on U.S. Holders unless they disclose their contrary position in a manner that is required by applicable U.S. Treasury Regulations. If, contrary to expectations, we pay additional interest, although it is not free from doubt, such additional interest should be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is paid in accordance with the U.S. Holder’s normal method of tax accounting.

Sale, Exchange, Redemption or Other Disposition of Notes

A U.S. Holder generally will recognize capital gain or loss if the holder disposes of a note in a sale, exchange, redemption or other disposition (other than conversion of a note into cash and shares of our common stock, the U.S. federal income tax consequences of which are described under “—U.S. Holders—Conversion of Notes” below). The U.S. Holder’s gain or loss will equal the difference between the proceeds received by the holder

(other than amounts attributable to accrued but unpaid interest) and the holder’s adjusted tax basis in the note. The proceeds received by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the note. The U.S. Holder’s tax basis in the note will generally equal the amount the holder paid for the note. The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the U.S. Holder’s capital gain or loss; instead, that portion will be recognized as ordinary interest income to the extent that the U.S. Holder has not previously included the accrued interest in income. The gain or loss recognized by a U.S. Holder on a disposition of the note will be long-term capital gain or loss if the holder held the note for more than one year, or short-term capital gain or loss if the holder held the note for one year or less, at the time of the transaction. Long-term capital gains of non-corporate taxpayers currently are taxed at a maximum 15% federal rate. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Conversion of Notes

Upon conversion of a note solely into cash, a U.S. Holder generally will be subject to the rules described under “—U.S. Holders—Sale, Exchange, Redemption or Other Disposition of Notes” above.

The U.S. federal income tax consequences of the conversion of a note into cash and shares of our common stock are not entirely clear. Upon conversion of a note into cash and shares of our common stock, it is likely that the conversion will be treated in its entirety as a recapitalization. Under such treatment, a U.S. Holder generally would not be permitted to recognize loss, but would be required to recognize gain in an amount equal to the lesser of the gain realized (being the excess, if any, of the fair market value of our common stock received plus the cash received over the adjusted tax basis of the note exchanged therefor) and the cash received (other than cash in lieu of a fractional share of common stock and any cash or stock attributable to accrued interest). Subject to the discussion under “—U.S. Holders—Constructive Distributions” below regarding the possibility that the adjustment to the conversion rate of a note converted in connection with a fundamental change may be treated as a taxable stock distribution, the gain recognized by a U.S. Holder upon conversion of a note would be long-term capital gain if the holder held the note for more than one year, or short-term capital gain if the holder held the note for one year or less, at the time of the conversion. Long-term capital gains of non-corporate taxpayers currently are taxed at a maximum 15% federal rate. Short-term capital gains are taxed at ordinary income rates. The U.S. Holder’s adjusted tax basis in the common stock received (including any fractional share for which cash is paid, but excluding shares attributable to accrued interest) generally would equal the adjusted tax basis of the note, decreased by the amount of cash received (other than cash in lieu of a fractional share of common stock), and increased by the amount of gain recognized (other than with respect to a fractional share or with respect to accrued interest). The U.S. Holder’s holding period in the common stock (other than shares attributable to accrued interest) would include the holding period in the note.

Alternatively, it is possible that the conversion of a note into cash and shares of our common stock may be treated as in part a payment in redemption for cash of a portion of the note and in part a conversion of a portion of the note into common stock. Under such treatment, a U.S. Holder’s aggregate adjusted tax basis in the notes would be allocated between the portion of the note treated as redeemed and the portion of the note treated as converted into common stock on a pro rata basis. The U.S. Holder generally would recognize capital gain or loss with respect to the portion of the note treated as redeemed equal to the difference between the amount of cash received by the U.S. Holder (other than amounts attributable to accrued and unpaid interest) and the U.S. Holder’s adjusted tax basis in the portion of the note treated as redeemed. See “—U.S. Holders—Sale, Exchange, Redemption or Other Disposition of Notes” above.

With respect to the portion of the note treated as converted, a U.S. Holder generally would not recognize gain or loss (except with respect to cash received in lieu of a fractional share of common stock and cash received attributable to accrued and unpaid interest), subject to the discussion under “—U.S. Holders—Constructive Distributions” below regarding the possibility that the adjustment to the conversion rate of a note converted in connection with a fundamental change may be treated as a taxable stock dividend. The tax basis of the common stock received with respect to the portion of the note treated as converted (including any fractional share for which cash is paid, but excluding shares attributable to accrued and unpaid interest) generally would equal the U.S. Holder’s adjusted tax basis in the portion of the note treated as converted. The U.S. Holder’s holding period in the common stock received (other than shares attributable to accrued and unpaid interest) would include the holding period in the note treated as converted.

With respect to cash received in lieu of a fractional share of our common stock, a U.S. Holder would be treated as if the fractional share were issued and received and then immediately redeemed for cash. Accordingly, the U.S. Holder generally would recognize gain or loss equal to the difference between the cash received and that portion of the holder’s tax basis in the common stock (determined as discussed above) attributable to the fractional share.

Any cash and the value of any portion of our common stock that is attributable to accrued and unpaid interest on the notes not yet included in income by a U.S. Holder would be taxed as ordinary income. The basis of any shares of common stock attributable to accrued and unpaid interest would equal the fair market value of such shares when received. The holding period in any shares of common stock attributable to accrued and unpaid interest would begin on the day after the date of conversion.

A U.S. Holder that converts a note between a record date for an interest payment and the next interest payment date and consequently receives a payment of cash interest, as described in “Description of Notes—Conversion Rights—Payment upon Conversion”, should consult with its own tax advisor concerning the appropriate treatment of such payments.

U.S. Holders are urged to consult their own tax advisors with respect to the U.S. federal income tax consequences of converting their notes into cash or a combination of cash and our common stock.

In the event that we undergo a business combination as described under “Description of Notes—Conversion Rights—Conversion Price Adjustments”, the conversion obligation may be adjusted so that holders would be entitled to convert the notes into the type of consideration that they would have been entitled to receive upon such business combination had the notes been converted into our common stock immediately prior to such business combination, except that such holders will not be entitled to receive a make-whole premium unless such notes are converted in connection with the relevant fundamental change. Depending on the facts and circumstances at the time of such business combination, such adjustment may result in a deemed exchange of the outstanding debentures, which may be a taxable event for U.S. federal income tax purposes. U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of such an adjustment upon a business combination.

Distributions

If we make a distribution in respect of our common stock, including any common stock acquired upon conversion of a note, from our current or accumulated earnings and profits as determined under U.S. federal income tax principles, the distribution will be treated as a dividend and will be includible in a U.S. Holder’s income. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s basis in its common stock, and any remaining excess will be treated as capital gain. If the U.S. Holder is a U.S. corporation, it would generally be able to claim a dividends received deduction on a portion of any distribution taxed as a dividend. Subject to certain exceptions, dividends received by non-corporate U.S. Holders currently are taxed at a maximum rate of 15%, provided that certain holding period requirements are met.

Constructive Distributions

The terms of the notes allow for changes in the conversion rate of the notes under certain circumstances. A change in conversion rate that allows noteholders to receive more shares of common stock on conversion may increase the noteholders’ proportionate interests in our earnings and profits or assets. In that case, the noteholders would be treated as though they received a constructive distribution in the form of our stock for U.S. federal income tax purposes. Such a constructive stock distribution could be taxable to the noteholders, although they would not actually receive any cash or other property. A taxable constructive stock distribution would result, for example, if the conversion rate is adjusted to compensate noteholders for distributions of cash or property to our stockholders.

The adjustment to the conversion rate of notes converted in connection with certain fundamental changes, as described under “Description of Notes—Conversion Rights—Adjustment to Conversion Price Upon Certain Fundamental Changes” above also may be treated as a taxable stock distribution. Not all changes in conversion rate that allow noteholders to receive more stock on conversion, however, increase the noteholders’ proportionate interests in our earnings and profits or assets. For instance, a change in conversion rate could simply prevent the dilution of the noteholders’ interests upon a stock split or other change in capital structure. Changes of this type, if made pursuant to a bona fide reasonable adjustment formula, are not treated as constructive stock distributions. Conversely, if an event occurs that dilutes the noteholders’ interests and the conversion rate is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock distribution to them. Any taxable constructive stock distributions resulting from a change to, or failure to change, the conversion rate, and any adjustment to the conversion rate of notes converted in connection with a fundamental change that is treated as a stock distribution, would be treated in the same manner as distributions paid in cash or other property. However, it is not clear whether a constructive distribution to you would be eligible for the preferential rates of U.S. federal income tax applicable to certain dividends received by non-corporate U.S. Holders or for the dividends received deduction for U.S. Holders who are corporations. U.S. Holders should consult their own tax advisors regarding whether any taxable constructive stock dividend would be eligible for such preferential rates or the dividends received deduction.

Sale, Exchange or other Disposition of Common Stock

A U.S. Holder generally will recognize capital gain or loss on a sale, exchange or other disposition of common stock. The U.S. Holder’s gain or loss will equal the difference between the proceeds received by the holder and the holder’s adjusted tax basis in the stock. The proceeds received by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss recognized by a U.S. Holder on a sale, exchange or other disposition of common stock will be long-term capital gain or loss if the U.S. Holder’s holding period in the common stock is more than one year, or short-term capital gain or loss if the U.S. Holder’s holding period in the common stock is one year or less, at the time of the transaction. Long-term capital gains of non-corporate taxpayers are currently taxed at a maximum 15% federal rate. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a non-U.S. Holder (as defined above).

Taxation of Interest

Payments of interest to nonresident persons or entities are generally subject to U.S. federal income tax at a rate of 30%, collected by means of withholding by the payor. Payments of interest on the notes to most non-U.S. Holders, however, will qualify as “portfolio interest,” and thus will be exempt from the withholding tax, if the holders certify their nonresident status as described below. The portfolio interest exception will not apply to payments of interest to a non-U.S. Holder that:

•	owns, actually or constructively, at least 10% of our voting stock;

•	is a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business;

•	is a “controlled foreign corporation” that is related to us; or

•

is engaged in the conduct of a trade or business in the United States to which such interest payments are effectively connected (and, generally, if an income tax treaty applies, the interest payments are attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder), in which case, the interest would be subject to tax as described below under “—Non-U.S. Holders—Income or Gains Effectively Connected With a U.S. Trade or Business.”

In general, a foreign corporation is a controlled foreign corporation if more than 50% of its stock is owned, actually or constructively, by one or more United States persons that each owns, actually or constructively, at least 10% of the corporation’s voting stock

If the portfolio interest exception does not apply, payments of interest to a non-U.S. Holder would be subject to withholding tax at a 30% rate, or a reduced or zero rate under the terms of an applicable income tax treaty between the United States and the non-U.S. Holder’s country of residence.

The portfolio interest exception, entitlement to treaty benefits and several of the special rules for non-U.S. Holders described below apply only if the holder certifies its nonresident status. A non-U.S. Holder can meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us or our paying agent. If the non-U.S. Holder holds the note through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The non-U.S. Holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes), the certification requirements generally apply to the partners rather than to the partnership, and the partnership must provide the partners’ documentation to us or our paying agent.

Sale, Exchange, Redemption, Conversion or Other Disposition of Notes

Non-U.S. Holders generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, redemption, conversion or other disposition of notes (other than with respect to payments attributable to accrued interest, which will be taxed as described under “—Non-U.S. Holders-Taxation of Interest” above), unless:

•

the gain is effectively connected with the conduct by the non-U.S. Holder of a U.S. trade or business (and, generally, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), in which case the gain would be subject to tax as described below under “—Non-U.S. Holders—Income or Gains Effectively Connected With a U.S. Trade or Business;”

•	the non-U.S. Holder was a citizen or resident of the United States and is subject to special rules that apply to expatriates;

•

subject to certain exceptions, the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the year of disposition, in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S. source capital losses, would be subject to a flat 30% tax, even though the individual is not considered a resident of the United States; or

•	the rules of the Foreign Investment in Real Property Tax Act (or FIRPTA) (described below) treat the gain as effectively connected with a U.S. trade or business.

The FIRPTA rules may apply to a sale, exchange, redemption or other disposition of notes if we are, or were within five years before the transaction, a “United States real property holding corporation” (or USRPHC). In general, we would be a USRPHC if interests in U.S. real estate comprised more than half of our assets. We do not believe that we are a USRPHC or that we will become one in the future.

Dividends

Dividends paid to a non-U.S. Holder on common stock received on conversion of a note (and any taxable constructive stock dividends resulting from certain adjustments, or failure to make adjustments, to the number of shares of common stock to be issued on conversion, as described under “—U.S. Holders—Constructive Distributions” above) generally will be subject to U.S. withholding tax at a 30% rate. The withholding tax, however, may be reduced under the terms of an applicable income tax treaty between the United States and the non-U.S. Holder’s country of residence. A non-U.S. Holder should demonstrate its entitlement to treaty benefits by delivering a properly executed IRS Form W-8BEN or appropriate substitute form.

Sale of Common Stock

Non U.S. Holders generally will not be subject to U.S. federal income tax on any gains realized on the sale, exchange, or other disposition of common stock, unless the exceptions described under “—Non-U.S. Holders—Sale, Exchange, Redemption, Conversion or Other Disposition of Notes” above apply.

Income or Gains Effectively Connected With a U.S. Trade or Business

The preceding discussion of the U.S. federal income and withholding tax considerations of the purchase, ownership or disposition of notes or common stock by a non-U.S. Holder assumes that the holder is not engaged in a U.S. trade or business. If any interest on the notes, dividends on common stock, or gain from the sale, exchange, redemption, conversion or other disposition of the notes or common stock is effectively connected with a U.S. trade or business conducted by the non-U.S. Holder, then the income or gain will be subject to U.S. federal income tax at the regular graduated rates applicable to U.S. Holders. If the non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by the holder in the United States. Payments of interest or dividends that are effectively connected with a U.S. trade or business (and, if a tax treaty applies, attributable to a permanent establishment), and therefore included in the gross income of a non-U.S. Holder, will not be subject to the 30% withholding tax provided that the holder claims exemption from withholding. To claim exemption from withholding, the holder must certify its qualification, which can be done by filing a properly executed IRS Form W-8ECI or appropriate substitute form. If the non-U.S. Holder is a corporation, that portion of its earnings and profits that is effectively connected with its U.S. trade or business generally also would be subject to a “branch profits tax.” The branch profits tax rate is generally 30%, although an applicable income tax treaty might provide for a lower rate.

Backup Withholding and Information Reporting

The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments that must be reported are interest, dividends, and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to provide his or her taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly fails to report interest or dividends on his or her U.S. federal income tax returns. The backup withholding tax rate is currently 28%. The backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

Payments of interest or dividends to U.S. Holders of notes or common stock generally will be subject to information reporting, and will be subject to backup withholding unless the holder provides us or our paying agent with a correct taxpayer identification number and complies with applicable certification requirements. Payments made to U.S. Holders by a broker upon a sale of notes or common stock will generally be subject to information reporting and backup withholding. If the sale is made through a foreign office of a foreign broker, however, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

We must report annually to the IRS the interest and/or dividends paid to each non-U.S. Holder and the tax withheld, if any, with respect to such interest and/or dividends, including any tax withheld pursuant to the rules described under “—Non-U.S. Holders -Taxation of Interest” and “—Non-U.S. Holders—Dividends” above. Copies of these reports may be made available to tax authorities in the country where the non-U.S. Holder resides.

Payments to non-U.S. Holders of dividends on our common stock or interest on the notes may be subject to backup withholding unless the non-U.S. Holder certifies its nonresident status on a properly executed IRS Form W-

8BEN or appropriate substitute form. Payments made to non-U.S. Holders by a broker upon a sale of the notes or our common stock will not be subject to information reporting or backup withholding as long as the non-U.S. Holder certifies its foreign status.

Withholding is not an additional tax, and any amounts withheld from a payment to a holder of notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder. THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR NOTES OR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

SELLING SECURITYHOLDERS

The notes were initially sold to qualified institutional buyers, in a private offering in reliance on Rule 144A of the Securities Act. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the notes listed below and the shares of common stock that may be issued upon conversion of such notes. When we refer to the “selling securityholders” in this prospectus, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders’ interests.

The table below sets forth the name of each selling securityholder, the principal amount at maturity of notes that each selling securityholder may offer pursuant to this prospectus and the number of shares of common stock into which such notes are initially convertible. However, the number of shares of common stock into which the notes are initially convertible is subject to adjustment, including adjustment resulting from certain corporate transactions. See “Description of Notes—Conversion Rights—Conversion Price Adjustments,” “—Conversion Upon Specified Corporate Transactions” and “—Adjustment to Conversion Price Upon Certain Fundamental Changes.” Based on the information provided by the selling securityholders, none of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any positions or offices or has had any material relationship with us within the past three years, except that RBC Capital Markets Corporation was one of the initial purchasers of the notes that we sold in July 2007.

The principal amounts of the notes provided in the table below are based on information provided to us by or on behalf of each of the selling securityholders on or before November 12, 2007. Since the date on which each selling securityholder provided this information, each selling securityholder identified below may have sold, transferred or otherwise disposed of all or a portion of its notes in transactions exempt from the registration requirements of the Securities Act. Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus to the extent required. In addition, the conversion rate, and therefore the number of shares of our common stock issuable upon conversion of the notes, is subject to adjustment. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease.

The selling securityholders may from time to time offer and sell any or all of the securities under this prospectus. Because the selling securityholders are not obligated to sell the notes or the shares of common stock issuable upon conversion of the notes, we cannot estimate the amount of the notes or how many shares of common stock that the selling securityholders will hold upon consummation of any such sales. For purposes of the following table, we have assumed the sale of all notes offered under this prospectus and any accompanying prospectus supplement and all shares of common stock that may be issued upon conversion of the notes based on the initial conversion rate.

Name of Selling Securityholder	Principal Amount of Notes Beneficially Owned and Offered Hereby	Percentage of Aggregate Principal Amount of Notes Outstanding	Principal Amount of Notes Owned After Completion of Offering (1)	Number of Shares of Common Stock that May Be Sold Upon Conversion (2)		Number of Shares of Common Stock Owned After Completion of Offering (2)(3)
Acuity Master Fund	$3,400,000	1.18%	—	101,888		—
Admiral Flagship Master Fund, Ltd.(4)	9,509,000	3.31	—	284,956		—
BPER International Sicav-Global Convertible Bond EUR	900,000	*	—	26,970		—
CC Arbitrage, Ltd.(5)†	500,000	*	—	14,984		—
Citadel Equity Fund, Ltd.(6)†	25,000,000	8.70	—	749,175		—
Columbia Convertible Securities Fund	2,000,000	*	—	59,934		—
Crédit Industriel et Commercial	1,500,000	*	—	44,951		—
dbX-Convertible Arbitrage 12 Fund c/o Quattro Global Capital, LLC	240,000	*	—	7,192		—
Deephaven Domestic Convertible Trading, Ltd.(7)†	3,000,000	1.04	—	89,901		41,300
D.E. Shaw Valence Portfolios, L.L.C(8)†	24,845,000	8.64	—	744,530		—
Focused Sicav Convert Global (EUR)	12,660,000	4.40	—	379,382		—
Fore Convertible Master Fund, Ltd.	3,915,000	1.36	—	117,321		—
Fore ERISA Fund, Ltd.	590,000	*	—	17,681		—
Institutional Benchmark Series (Master Feeder) Limited in Respect of Electra Series c/o Quattro Global Capital, LLC	840,000	*	—	25,172		—
Investcorp Silverback Arbitrage Master Fund, Ltd.(9)	2,500,000	*	—	74,918		—
Lyxor/Acuity Fund(10)†	3,300,000	1.15	—	98,891		—
National Bank of Canada – Tenor(11)†	1,100,000	*	—	32,964		—
Polygon Global Opportunities Master Fund(12)	7,500,000	2.61	—	224,753		—
Putnam Convertible Income Growth Trust(13)†	5,800,000	2.02	—	173,809		—
Quattro Fund, Ltd.	4,560,000	1.59	—	136,650		—
Quattro Multistrategy Masterfund LP	360,000	*	—	10,788		—
RBC Capital Market(14)	7,000,000	2.43	—	209,769		—
RCG Latitude Master Fund, Ltd.(15)†	10,500,000	3.65	—	314,654		—
RCG PB Ltd.(16)†	6,125,000	2.13	—	183,548		—
S.A.C. Arbitrage Fund, LLC(17)	5,000,000	1.74	—	149,835		1,000	(17)
Sage Capital Management, LLC(18)	500,000	*	—	14,984		—
SuttonBrook Capital Portfolio LP(19)	13,000,000	4.52	—	389,571		—
Tenor Opportunity Master Fund, Ltd.(20)	9,900,000	3.44	—	296,673		—
The Global Convertible Opportunities Fund Limited(21)	250,000	*	—	7,492		—
UBS (Lux) Bond Sicav Convert Global USD B	1,540,000	*	—	46,149		—
UBS (Lux) Institutional Fund Global Convertible Bonds	8,150,000	2.83	—	244,231		—
UBS O’Connor LLC F/B/O: O’Connor Global Convertible Arbitrage II Master Limited(22)	656,000	*	—	19,658		—
UBS O’Connor LLC F/B/O: O’Connor Global Convertible Arbitrage Master Limited(23)	9,344,000	3.25	—	280,012		—
UBS O’Connor LLC F/B/O: O’Connor Global Convertible Bond Master Limited(24)	1,250,000	*	—	37,459		—
Vicis Capital Master Fund(25)	7,500,000	2.61	—	224,753		—
Waterstone Market Neutral Mac5l Fund Ltd.(26)	3,936,000	1.37	—	117,950		—
Waterstone Market Neutral Master Fund Ltd.(27)	6,914,000	2.40	—	207,192		—
Xavex Convertible Arbitrage 5(28)†	875,000	*	—	26,221		—
All other holders of notes or future transferees, pledgees, donees, assignees or successors of any such holders(29)	81,041,000	28.19	(29)	2,428,556		(29)
Total	$287,500,000	100.00%		7,400,000	(2)

*	Represents less than 1% of the notes outstanding.
†

The selling securityholders identified with this symbol have identified that they are, or are affiliates of, registered broker-dealers. These selling securityholders have represented that they acquired their securities in the ordinary course of business and in the open market, and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. To the extent that we become aware that any such selling securityholder did not acquire its securities in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus is a part to designate such person as an “underwriter” within the meaning of the Securities Act.

(1)	Assumes sale of all notes offered hereby, although selling shareholders are not obligated to sell any notes.
(2)	Assumes conversion of the notes offered by the holder of the notes for the maximum number of shares of our common stock that may be issuable based on an initial conversion rate of approximately 29.9670 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under “Description of Notes—Conversion Rights—Conversion Price Adjustments” and “Description of the Notes—Conversion Rights—Conversion Upon Specified Corporate Transactions” and “—Adjustment to Conversion Price Upon Certain Fundamental Changes.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future. Notwithstanding anything to the contrary, in no event shall the aggregate number of shares of our common stock issued upon conversion of the notes exceed 7,400,000 shares.
(3)	Assumes offer and sale of all shares that may be issued upon conversion, and includes other shares of common stock identified to us by the selling securityholder as owned by it.
(4)	William Ellsworth has voting and investment control over these securities.
(5)	As investment manager under a management agreement, Castle Creek Arbitrage, LLC may exercise dispositive and voting power with respect to the shares owned by CC Arbitrage, Ltd. Castle Creek Arbitrage, LLC disclaims beneficial ownership of these shares. Daniel Asher and Allan Weine are the managing members of Castle Creek Arbitrage, LLC. Messrs. Asher and Weine disclaim beneficial ownership of the shares owned by CC Arbitrage, Ltd. A beneficial owner of the selling securityholder has a beneficial ownership interest in a number of broker-dealers. None of the broker-dealers are participating in this offering in any manner.
(6)	Citadel Limited Partnership (“CLP”) is the trading manager of Citadel Equity Fund, Ltd. and consequently has investment discretion over securities held by Citadel Equity Fund, Ltd. Citadel Investment Group, L.L.C. (“CIG”) controls CLP. Kenneth C. Griffin controls CIG and therefore has ultimate investment discretion over securities held by Citadel Equity Fund, Ltd. CLP, CIG and Mr. Griffin each disclaim beneficial ownership of the shares held by Citadel Equity Fund, Ltd. The following broker-dealers are under common control with, and one is directly owned by, Citadel Equity Fund: Aragon Investments Ltd., Palafox Trading LLC, Citadel Trading Group LLC, and Citadel Derivatives Group LLC.
(7)	Deephaven Capital Management LLC (the investment advisor) has dispositive power over notes, common stock or other securities held by Deephaven Domestic Convertible Trading, Ltd. Deephaven Capital Management, the advisor to Deephaven Domestic Convertible Trading, Ltd, is a wholly owned subsidiary of Knight Capital Group which owns or is affiliated with registered broker-dealers.
(8)	D.E. Shaw & Co. L.P., as an investment adviser, has voting and investment control over any shares of common stock issuable upon conversion of the notes owned by the selling securityholder. Julius Gaudio, Eric Wepsic, Maximilian Stone, and Anne Dinning, or their designees, exercise voting and investment control over the notes on D.E. Shaw & Co. L.P.’s behalf. The selling securityholder is an affiliate of the following broker-dealers: D.E. Shaw Valance, L.L.C. and D.E. Shaw Securities, L.L.C.
(9)	Elliot Bossen has voting and investment control over these securities.
(10)	Lyxor AM is the sub manager of the selling securityholder and is a wholly owned subsidiary of Société Générale which is an affiliate of Finat USA, LLC (a US broker-dealer). However, there are “Chinese Walls” in place between the selling securityholder, Société Générale and Fimat USA, LLC. The US broker-dealer affiliates are not involved in the transaction.
(11)	Robin R. Shah has voting and investment control over these securities. National Bank of Canada wholly owns Putnam Lovell NBF Securities, a registered broker-dealer.
(12)	Polygon Investment Partners LLP, Polygon Investment Partners LP and Polygon Investment Partners HK Limited (the “Investment Managers”), Polygon Investments Ltd. (the “Manager”), Alexander Jackson, Reade Griffith and Paddy Dear share voting and dispositive power of the securities held by Polygon Global Opportunities Master Fund (the “Master Fund”). The Investment Managers, the Manager, Alexander Jackson, Reade Griffith and Paddy Dear disclaim beneficial ownership of the securities held by the Master Fund.
(13)	The selling securityholder is a 1940 Act mutual fund, managed by an investment management company, that is owned, indirectly, by a publicly held company. The selling securityholder is managed by Putnam Investment Management, LLC, which is under common ownership with Putnam Retail Management, L.P., a registered broker-dealer engaged in the distribution of affiliated mutual funds.
(14)	RBC Capital Markets was one of the initial purchasers of the notes that we sold in July 2007 in a private offering to qualified institutional buyers (and which are being offered by the selling securityholders in this prospectus). The initial purchasers and their affiliates from time to time have provided and currently provide investment banking and financial advisory services for us in the ordinary course of business for which they have received or will receive customary fees and commissions. The initial purchasers or their affiliates may in the future engage in investment banking or other transactions of a financial nature with us or our affiliates, including the provision of advisory services and the making of loans to us or our affiliates, for which they would receive customary fees or other payments.
(15)	Ramius Capital Group, L.L.C. (“Ramius Capital”) is the investment adviser of RCG Latitude Master Fund, Ltd. (“Latitude”) and consequently has voting control and investment discretion over securities held by Latitude. Ramius Capital disclaims beneficial ownership of the shares held by Latitude. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares seemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares. An affiliate of Ramius Capital is a member of the National Association of Securities Dealers, Inc. This affiliate will not sell any shares purchased in this offering by Latitude and will receive no compensation whatsoever in connection with sales of shares purchased in this transaction.
(16)	Ramius Capital Group, L.L.C. (“Ramius Capital”) is the investment adviser of RCG PB Ltd. and consequently has voting control and investment discretion over securities held by RCG PB Ltd. Ramius Capital disclaims beneficial ownership of the shares held by RCG PB Ltd. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares seemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares. An affiliate of Ramius Capital is a member of the National Association of Securities Dealers, Inc. This affiliate will not sell any shares purchased in this offering by RCG PB Ltd and will receive no compensation whatsoever in connection with sales of shares purchased in this transaction.
(17)	Pursuant to investment agreements, each of S.A.C. Capital Advisors LLC, a Delaware limited liability company (“SAC Capital Advisors”), and S.A.C. Capital Management, LLC, a Delaware limited liability company (“SAC Capital Management”) share all investment and voting power with respect to the securities held by S.A.C. Arbitrage Fund, LLC. Mr. Steven A. Cohen controls both SAC Capital Advisors and SAC Capital Management. Each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen disclaim beneficial ownership of any of the securities listed here. The 1,000 shares of common stock are subject to call options expiring January 2008.
(18)	Peter deLisser has voting and investment control over these securities.
(19)	SuttonBrook Capital Management LP is the investment manager of SuttonBrook Capital Portfolio LP. John London and Steven M. Weinstein are the natural persons with control and voting power over SuttonBrook Capital Management LP.
(20)	Robin R. Shah has voting and investment control over these securities.
(21)	Simon Dale has voting and investment control over these securities.
(22)	The selling securityholder is a fund which cedes investment control to UBS O’Connor LLC (the “Investment Manager”). The Investment Manager makes all of the investment and voting decisions. UBS O’Connor LLC is a wholly owned subsidiary of UBS AG which is listed and traded on the New York Stock Exchange.
(23)	The selling securityholder is a fund which cedes investment control to UBS O’Connor LLC (the “Investment Manager”). The Investment Manager makes all of the investment and voting decisions. UBS O’Connor LLC is a wholly owned subsidiary of UBS AG which is listed and traded on the New York Stock Exchange.
(24)	The selling securityholder is a fund which cedes investment control to UBS O’Connor LLC (the “Investment Manager”). The Investment Manager makes all of the investment and voting decisions. UBS O’Connor LLC is a wholly owned subsidiary of UBS AG which is listed and traded on the New York Stock Exchange.
(25)	Vicis Capital LLC is the investment manager for the Vicis Capital Master Fund. Shad Stastney, John Succo and Sky Lucas control Vicis Capital LLC equally but disclaim individual ownership of the securities.

(26)	Shawn Bergerson has voting and investment control over these securities.
(27)	Shawn Bergerson has voting and investment control over these securities.
(28)	Ramius Capital Group, L.L.C. (“Ramius Capital”) is the investment adviser of Xavex Convertible Arbitrage 5 (“Xavex”) and consequently has voting control and investment discretion over securities held by Xavex. Ramius Capital disclaims beneficial ownership of the shares held by Xavex. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares seemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares. An affiliate of Ramius Capital is a member of the National Association of Securities Dealers, Inc. This affiliate will not sell any shares purchased in this offering by Xavex and will receive no compensation whatsoever in connection with sales of shares purchased in this transaction.
(29)	Information about other selling securityholders, if any, will be provided by prospectus supplement.

PLAN OF DISTRIBUTION

The selling securityholders (including their transferees, donees or pledgees) or their successors may offer and sell the notes and the shares of common stock issuable upon conversion of the notes from time to time directly or through underwriters, broker-dealers or agents. If the securities are sold through underwriters or broker-dealers, the selling securityholder will be responsible for any underwriting discounts or commissions or agent’s commissions and their professional fees. The notes and the shares of common stock issuable upon conversion of the notes may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve block transactions):

•

on any national securities exchange or U.S. interdealer system of a registered national securities association on which the notes or shares of common stock issuable upon conversion of the notes may be listed or quoted at the time of sale;

•	in the over-the-counter market,

•	in transactions otherwise than on a national securities exchange or U.S. interdealer system of a registered national securities association or in the over-the-counter market;

•	through the settlement of short sales;

•	through the writing of options, whether the options are listed on an options exchange or otherwise, or

•	in any combination of the foregoing.

In connection with the sales of the notes and the shares of common stock issuable upon conversion of the notes or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the offered securities, short and deliver the notes and the shares of common stock issuable upon the conversion of the notes to close out such short positions, or loan or pledge the notes and the shares of common stock issuable upon conversion of the notes to broker-dealers that in turn may sell such securities. The selling securityholders also may transfer, donate and pledge offered securities, in which case the transferees, donees, pledgees or other successors in interest will be deemed selling securityholders for purposes of this transaction.

If a material arrangement with any underwriter, broker, dealer or other agent is entered into for the sale of any notes or the shares of common stock issuable upon conversion of the notes through a secondary distribution or a purchase by a broker or dealer, or if other material changes are made in the plan of distribution of the notes or the shares of common stock issuable upon conversion of the notes, a prospectus supplement will be filed, if necessary, under the Securities Act disclosing the material terms and conditions of such arrangement. The underwriter or underwriters with respect to an underwritten offering of notes or shares of common stock issuable upon conversion of the notes and the other material terms and conditions of the underwriting will be set forth in a prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of the prospectus supplement. In connection with the sale of the notes and shares of common stock issuable upon conversion of the notes, underwriters will receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of notes and such shares of common stock for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale by the selling securityholders of the notes or shares of common stock issuable upon conversion of the notes. Selling securityholders may decide to sell all or a portion of the notes or the shares of common stock issuable upon conversion of the notes offered by them pursuant to this prospectus or may decide not to sell any notes or shares of common stock under this prospectus. In addition, any selling securityholder may transfer, devise or give the notes or the underlying common stock by other means not described in this prospectus. Any notes or shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

The selling securityholders and any underwriters, broker-dealers or agents participating in the distribution of the notes and the shares of common stock issuable upon conversion of the notes may be deemed to be “underwriters,” within the meaning of the Securities Act, and any profit on the sale of the notes or shares of common stock by the selling securityholders and any commissions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. If the selling securityholders are deemed to be underwriters, the selling securityholders may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

The selling securityholders and any other person participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales by the selling securityholders and any other relevant person of any of the notes and the shares of common stock issuable upon conversion of the notes. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of notes or shares of common stock issuable upon conversion to engage in market-making activities with respect to the particular notes and shares of common stock issuable upon conversion of the notes being distributed. All of the above may affect the marketability of the notes and the shares of common stock issuable upon conversion of the notes and the ability of any person or entity to engage in market-making activities with respect to the notes and the shares of common stock issuable upon conversion of the notes.

Under the securities laws of certain states, the notes and the shares of common stock issuable upon conversion of the notes may be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states, the notes and the shares of common stock issuable upon conversion of the notes may not be sold unless the notes or the common stock issuable upon conversion of the notes, respectively, have been registered or qualified for sale in the state or an exemption from registration or qualification is available and complied with.

We originally sold the notes to the initial purchasers in a private placement on July 5, 2007. Under the terms of the registration rights agreement, we have agreed to indemnify the selling securityholders against certain civil liabilities, including certain liabilities arising under the Securities Act, and the selling securityholders will be entitled to contribution from us in connection with those liabilities. The selling securityholders will indemnify us against certain civil liabilities, including liabilities arising under the Securities Act, and we will be entitled to contribution from the selling securityholders in connection with those liabilities.

We may suspend the use of this prospectus during prescribed periods of time for valid business reasons, including acquisitions and divestitures of assets, pending corporate developments, public filings with the SEC and similar events. The periods during which we can suspend the use of the prospectus may not, however, exceed a total of 45 days in any 90-day period or a total of 90 days in any 365-day period. We are required to provide notice of any such suspension to selling securityholders.

LEGAL MATTERS

The validity of the notes and the common stock issuable in certain circumstances upon their conversion will be passed upon for us by Goodwin Procter LLP.

EXPERTS

The consolidated financial statements of Boston Private as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, have been incorporated by reference, herein, in reliance upon the reports of KPMG LLP and Hacker, Johnson and Smith PA, independent registered public accounting firms, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing. KPMG LLP’s report on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, contains an explanatory paragraph that states that Boston Private acquired Anchor Capital Holdings, LLC (“Anchor”) on June 1, 2006, and management excluded from its assessment of the effectiveness of Boston Private’s internal control over financial reporting as of December 31, 2006, Anchor’s internal control over financial reporting. KPMG’s audit of internal control over financial reporting of Boston Private also excluded an evaluation of the internal control over financial reporting of Anchor. Also, KPMG LLP’s report on the December 31, 2006 consolidated financial statements refers to a change in accounting for share-based payments.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus. This means we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2006;

•	our Quarterly Reports on Form 10-Q for the three months ended March 31, 2007, June 30, 2007 and September 30, 2007; and

•

our proxy statement in connection with our 2007 annual meeting of stockholders filed with the SEC on March 9, 2007 (except for the Compensation Committee Report and the Audit Committee Report contained therein);

•

our Current Reports on Form 8-K filed with the SEC on March 5, 2007, March 16, 2007, June 6, 2007, June 21, 2007 (solely with respect to Item 2.06 thereof), June 28, 2007 (solely with respect to Item 1.01 thereof), June 29, 2007, July 3, 2007, July 9, 2007 (solely with respect to Items 1.01, 2.03, 3.02 thereof), July 26, 2007 (solely with respect to Item 5.02 thereof).

We also incorporate by reference any filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and prior to the termination of any offering covered by this prospectus and any applicable prospectus supplement.

Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other document filed later that is also incorporated in this prospectus by reference, modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed to constitute a part of this prospectus except as so modified or superseded. The information relating to us contained in this prospectus should be read together with the information contained in any prospectus supplement and in the documents incorporated in this prospectus and any prospectus supplement by reference.

We will provide, without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to Margaret W. Chambers, Secretary at Ten Post Office Square, Boston, MA 02109, (617) 912-1900.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act of 1933 to which this prospectus relates. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement and in the exhibits attached or incorporated by reference in the registration statement. For further information about us and our securities, you should refer to the registration statement and to any applicable supplement(s) to this prospectus. That registration statement can be read at the Securities and Exchange Commission’s Internet site or at its offices listed below.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference room located at 100 F Street, N.E., Room 1580, Washington D.C. 20549. Copies of these documents also can be obtained at prescribed rates by writing to the Public Reference Section of the SEC, at 100 F Street, N.E., Washington D.C. 20549 or by calling 1-800-SEC-0330 for additional information on the operation of the public reference facilities. Our SEC filings are also available on our website at www.bostonprivate.com, and at the office of Nasdaq Stock Market. For further information on obtaining copies of Boston Private’s public filings at the Nasdaq Stock Market, you should call (212) 656-5060.

3.00% Contingent Convertible Senior Notes Due 2027 and Shares of

Common Stock Issuable Upon Conversion of the Notes

Prospectus

November 15, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses payable by the registrant in connection with the registration of securities being registered under this Registration Statement. All amounts except the SEC registration fee are estimates.

SEC Registration fee	$8,827
Legal fees and expenses	35,000	*
Accounting fees and expenses	20,000	*
Printing and related expenses	5,000	*
Miscellaneous expenses

Total	$68,827

*	Estimated.

Item 15.	Indemnification of Directors and Officers.

Boston Private is a Massachusetts corporation. Reference is made to Chapter 156D of the Massachusetts Business Corporation Act (the “MBCA”), which enables a corporation in its original articles of organization or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for violations of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Sections 61 and 62 of the MBCA (providing for liability of directors for authorizing illegal distributions and for making loans to directors, officers and certain shareholders) or (4) for any transaction from which a director derived an improper personal benefit. Boston Private has adopted such provisions in Section 6.3 of Article 6 of its articles of organization.

Reference also is made to Chapter 156D, Section 67 of the MBCA, which provides that a corporation may indemnify directors, officers, employees and other agents and persons who serve at its request as directors, officers, employees or other agents of another organization or who serve at its request in any capacity with respect to any employee benefit plan, to the extent specified or authorized by the articles of organization, by-laws adopted by the shareholders or a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. Such indemnification may include payment by the corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under Section 67, which undertaking may be accepted without reference to the financial ability of such person to make repayment. Any such indemnification may be provided although the person to be indemnified is no longer an officer, director, employee or agent of the corporation or of such other organization or no longer serves with respect to any such employee benefit plan. No indemnification shall be provided, however, for any person with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation or to the extent that such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan. Section 6.3 of Article 6 of Boston Private’s articles of organization provides for indemnification to the full extent permitted under Section 67.

Boston Private and its directors and officers currently carry liability insurance.

Item 16.	Exhibits.

The following is a list of all exhibits filed as part of this Registration Statement, including those incorporated by reference.

Exhibit Number	Description
4.1	Certain instruments defining the rights of the holders of long-term debt of Boston Private, Inc. and certain of its subsidiaries, none of which authorize a total amount of indebtedness in excess of 10% of the total assets of Boston Private, Inc. and its subsidiaries on a consolidated basis, have not been filed as exhibits. Boston Private hereby agrees to furnish a copy of any of these agreements to the SEC upon request.

4.2	Indenture dated July 5, 2007 between Boston Private, Inc. and U.S. Bank National Association as Trustee (incorporated by reference to Exhibit 4.1 of Form 8-K of Boston Private, Inc. filed with the Commission on July 9, 2007).

4.3	Form of 3.00 % Contingent Convertible Senior Note (included in Exhibit 4.2).

4.4	Registration Rights Agreement dated July 5, 2007 between Boston Private, Inc. and the initial purchasers (incorporated by reference to Exhibit 4.3 of Form 8-K of Boston Private, Inc. filed with the Commission on July 9, 2007).

5.1	Opinion of Goodwin Procter LLP.

12.1	Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

23.2	Consent of KPMG LLP.

23.3	Consent of Hacker, Johnson and Smith PA, an independent registered public accounting firm

24.1	Powers of Attorney. †

25.1	Statement of Eligibility of Trustee on Form T-1.

†	Included on signature page.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (1)(i), (1)(ii) and (1)(iii) do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, The Commonwealth of Massachusetts, on the 15th day of November, 2007.

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

By:	/S/ TIMOTHY L. VAILL
Timothy L. Vaill
Chairman of the Board and Chief Executive Officer

By:	/S/ DAVID J. KAYE
David J. Kaye
Executive Vice President and Chief Financial Officer (Principal Financial Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of Boston Private Financial Holdings, Inc., hereby severally constitute Timothy L. Vaill and David J. Kaye and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below and in such other capacities as the undersigned may from time to time serve in the future, the registration statement filed herewith and any and all amendments (including post-effective amendments) to said registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and generally to do all such things in our names and in our capacities as officers and directors to enable Boston Private Financial Holdings, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ TIMOTHY L. VAILL	Director, Chairman and Chief Executive Officer
Timothy L. Vaill	(Principal Executive Officer)	November 15, 2007

/S/ DAVID J. KAYE	Executive Vice President and Chief Financial Officer
David J. Kaye	(Principal Financial Officer)	November 15, 2007

/S/ WALTER M. PRESSEY	Director and President
Walter M. Pressey		November 15, 2007

/S/ WILLIAM H. MORTON	Controller and Treasurer
William H. Morton	(Principal Accounting Officer)	November 15, 2007

/S/ EUGENE S. COLANGELO
Eugene S. Colangelo	Director	November 15, 2007

/S/ DR. ALLEN L. SINAI
Dr. Allen L. Sinai	Director	November 15, 2007

/S/ PETER C. BENNETT
Peter C. Bennett	Director	November 15, 2007

/S/ HERBERT S. ALEXANDER
Herbert S. Alexander	Director	November 15, 2007

/S/ LYNN THOMPSON HOFFMAN
Lynn Thompson Hoffman	Director	November 15, 2007

/S/ KATHLEEN M. GRAVELINE
Kathleen M. Graveline	Director	November 15, 2007

/S/ RICHARD I. MORRIS, JR.
Richard I. Morris, Jr.	Director	November 15, 2007

/S/ WILLIAM J. SHEA
William J. Shea	Director	November 15, 2007

/S/ STEPHEN M. WATERS
Stephen M. Waters	Director	November 15, 2007

/S/ ADOLFO HENRIQUES
Adolfo Henriques	Director	November 15, 2007

/S/ DEBORAH FOYE KUENSTNER
Deborah Foye Kuenstner	Director	November 15, 2007

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Certain instruments defining the rights of the holders of long-term debt of Boston Private, Inc. and certain of its subsidiaries, none of which authorize a total amount of indebtedness in excess of 10% of the total assets of Boston Private, Inc. and its subsidiaries on a consolidated basis, have not been filed as exhibits. Boston Private hereby agrees to furnish a copy of any of these agreements to the SEC upon request.

4.2	Indenture dated July 5, 2007 between Boston Private, Inc. and U.S. Bank National Association as Trustee (incorporated by reference to Exhibit 4.1 of Form 8-K of Boston Private, Inc. filed with the Commission on July 9, 2007).

4.3	Form of 3.00 % Contingent Convertible Senior Note (included in Exhibit 4.2).

4.4	Registration Rights Agreement dated July 5, 2007 between Boston Private, Inc. and the initial purchasers (incorporated by reference to Exhibit 4.3 of Form 8-K of Boston Private, Inc. filed with the Commission on July 9, 2007).

5.1	Opinion of Goodwin Procter LLP.

12.1	Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

23.2	Consent of KPMG LLP.

23.3	Consent of Hacker, Johnson and Smith PA, an independent registered public accounting firm

24.1	Powers of Attorney. †

25.1	Statement of Eligibility of Trustee on Form T-1.

†	Included on signature page.